Exhibit 2.1

BUSINESS TRANSFER AGREEMENT

This Business Transfer Agreement (the “Agreement”) is entered into on this the 26th day of September, 2012 at New Delhi (the “Effective Date”).

BY AND AMONG:

1.                                       Solaris Chemtech Industries Limited, a company incorporated under the (Indian) Companies Act, 1956 and having its registered office at Thapar House, 124 Janpath, New Delhi — 110 001 (hereinafter referred to as the “Seller” which expression, unless repugnant to the context or meaning thereof, shall include its successors and permitted assigns);

2.                                       Avantha Holdings Limited, a company incorporated under the (Indian) Companies Act, 1956 and having its registered office at Thapar House, 124 Janpath, New Delhi — 110 001 (hereinafter referred to as the “Seller Parent” which expression, unless repugnant to the context or meaning thereof, shall include its successors and permitted assigns); and

3.                                       Chemtura Corporation, a company incorporated under the laws of United States, and whose principal business office is at Suite 3700, 1818 Market Street Philadelphia, PA 19103, United States of America (hereinafter referred to as the “Purchaser Parent”, which expression, unless repugnant to the context or meaning thereof, shall include its successors and permitted assigns).

The Seller, the Seller Parent, the Purchaser Parent and, following its joinder to this Agreement pursuant to Clause 6.8.2, the Purchaser are sometimes hereinafter individually referred to as “Party” and collectively as “Parties”.

WHEREAS:

(A)                              Purchaser Parent is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals;

(B)                                The Purchaser Parent is in the process of establishing a wholly owned subsidiary of Purchaser Parent to engage in, amongst others, the business of design, development, manufacture, marketing and sale of bromine and bromine chemicals;

(C)                                Seller Parent is a leading Indian conglomerate, with interests in paper, electrical energy, food products and chemicals;

(D)                               The Seller owns and operates a bromine and bromine chemicals division and a chlor-alkali and phosphoric acid division;

(E)                                 Through its bromine and bromine chemicals division, the Seller develops, manufactures, markets and sells bromine and bromine chemicals and provides related services;

(F)                                 The Seller desires to sell to the Purchaser, and the Seller Parent desires to cause the Seller to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, and the Purchaser Parent desires to cause the Purchaser to purchase from the Seller, pursuant to the terms of this Agreement, the Business (as hereafter defined);

(G)                                To effect the sale of the Business to the Purchaser, the Seller shall transfer, convey and assign to the Purchaser the Business as a going concern on a slump sale basis (as defined under Section 2(42C) of the Income Tax Act, 1961) for a lump sum consideration and Purchaser shall accept and assume from the Seller the Business, all as further described, and pursuant to the terms and conditions set forth in this Agreement.

IN CONSIDERATION OF THE MUTUAL PROMISES, COVENANTS AND CONDITIONS HEREINAFTER SET FORTH AND OTHER GOOD AND VALUABLE CONSIDERATION (THE RECEIPT AND ADEQUACY OF WHICH ARE HEREBY MUTUALLY ACKNOWLEDGED), THE PARTIES HERETO AGREE AS FOLLOWS:

1.             DEFINITIONS AND INTERPRETATION

1.1                                 Definitions

In addition to the capitalized terms defined in the introduction to this Agreement and other parts of this Agreement in parentheses, whenever used in this Agreement, unless repugnant to the meaning or context thereof, the following expressions shall have the meanings set forth below:

“Accounts Receivable” mean the accounts receivable of the Business whether or not  invoiced before the Closing Date and whether or not then due and payable, including those accounts receivable reflected on the Closing Balance Sheet;

“Acquired Assets” mean the following (save and except any Shared Assets):

(a)                                  the manufacturing facility located in Khavda (Gujarat), India (the “Khavda Facility”), together with the Owned Real Property associated therewith (including staff housing), the buildings, fixtures, plant and machinery, equipment, and other tangible property and improvements located thereon (including the power generation facility and storage facilities) (“Khavda Immovable Assets”), and the  Equipment (including bromine isotanks) used or held for use in connection with the operation of such manufacturing facility, a list of which is set forth in Part A of Schedule 1;

(b)                                 the manufacturing facility located in Ratadia (Gujarat), India (the “Ratadia Facility” together with the Owned Real Property associated therewith, the buildings, fixtures, plant and machinery, equipment, and other tangible property and improvements located thereon (including the power generation facility and storage facilities) (“Ratadia Immovable Assets”), and the Equipment (including bromine isotanks) used or held for use in connection with the operation of such manufacturing facility, a list of which is set forth in Part B of Schedule 1;

(c)                                  the manufacturing facility located on the approx. 40 acres of land in Village Kharakhadi (Vadodara, Gujarat), India determined to be acquired by the Purchaser pursuant to Clause 5.2.1(u) (“Vadodara Facility” together with the Owned Real Property associated therewith; and the buildings, fixtures and improvements located thereon (“Vadodara Immovable Assets”)  and together with the Khavda Facility and Ratadia Facility , the “Acquired Facilities”), a list of which (together with details of the aforementioned 40 acres of land) is set forth in Part C of Schedule 1;

(d)                                 (i) all Inventory, Accounts Receivable, security bonds (including the investment by the Seller in Indian government securities of INR6,500,000), deposits, prepaid expenses, short term loans and advances, claims for refunds, rights of offset, and other current assets relating to the Business, including CENVAT credits and VAT credits but not including any other current Tax assets, and not including cash and cash equivalents (other than cash that has been provided to third parties as a security bond or deposit in connection with the Business); and (ii) all long term loans and advances, including long term capital advances, long term security deposits, and long term prepaid expenses;

(e)                                  all Acquired Intellectual Property;

(f)                                    all Real Property Leases, including the Brine Leases;

(g)                                 all Owned Real Property;

(h)                                 all Contracts, other than those whose term expires before the Closing Date and other than Contracts that are between the Seller, on the one hand, and any Affiliate of the Seller, on the other hand;

(i)                                     all choses in action, rights, credits, claims, demands, defenses and rights of set-off of any nature against third Persons, whether by way of counterclaim or otherwise, with respect to the Business, or the ownership, use, function or value of any of the Acquired Assets, in each case, whether accruing before or after the Closing, and including all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which the Seller may be entitled in connection with or relating to the Business or any of the Acquired Assets or Assumed Liabilities; provided, however, that the Purchaser shall not acquire claims to refunds or credits of governmental charges with respect to pre-Closing periods, or claims to refunds or credits of Taxes (other than CENVAT credits and VAT credits, which are included in the Acquired Assets) from any Taxing Authority with respect to pre-Closing periods);

(j)                                     the Seller’s books of account maintained for the Business and all books and records in whatever form (including computer disks or tapes) containing or relating to Business Information or on which Business Information is recorded or stored (the “Books”); provided, however, that the Seller may retain copies of any such Books necessary for substantiation of prior Tax Returns and preparation of future Tax Returns;

(k)                                  all information existing at the Closing Date and relating to the Business including but not limited to details of customers, suppliers, distributors and agents, sales targets, sales statistics, market share statistics, market surveys and information relating to future business development or planning, information relating to discounts, commissions and rebates received and/or paid and litigation or legal advice, in whatever form (including computer disks or tapes) that information may be recorded or stored (the “Business Information”);

(l)                                     the goodwill of the Seller in relation to the Business including the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Seller;

(m)                               all sales publications, advertising and promotional materials, printed terms and conditions of sale or supply, business forms, instructional material and other technical and sales materials which are owned by the Seller on the Closing Date and relate to the Business;

(n)                                 all Transferable Required Operational Consents;

(o)                                 all insurance policies of the Seller maintained for the Business which under the terms thereof, and applicable Law, may be transferred/assigned to the Purchaser (“Transferable Insurance Policies”), a list of which is set forth in Part D of Schedule 1; provided that the Seller shall retain the benefit of claims under the Transferable Insurance Policies relating to losses suffered by the Seller prior to the Closing Date;

(p)                                 all employment records of Transferring Employees other than those which the Seller is required by Law to retain (in which case, the Seller shall provide the Purchaser, to the extent permitted by applicable Law, copies of such employment records);

(q)                                 the bromine, npropyl bromide, HBr and tetrabrom synthesis assets of the Seller at the Khavda Facility and the Ratadia Facility, and the multipurpose Specialty Chemicals synthesis assets at the Vadodara Facility (“Bromine Assets”), including those set forth in Part E of Schedule 1 annexed hereto; and

(r)                                    all Equipment primarily relating to or used or held for use in connection with the Business, (“Miscellaneous Assets”), including those set forth in Part F of Schedule 1 annexed hereto;

“Acquired Facilities” has the meaning set forth in paragraph (b) of the definition of Acquired Assets hereinabove;

“Acquired Intellectual Property” means all Intellectual Property owned, licensed or used by the Seller or any of its Affiliates at the Closing Date which is used in, or has been developed for use in, or is required or intended for use in the Business including that listed in Part G of Schedule 1 attached hereto;

“Affiliates” means, with reference to any Person, any other Person Controlling, Controlled by or under common Control with such Person, and where a Person is a natural person, “Affiliate” includes such person’s spouse and lineal ascendants and descendants;

“Aggregate Tax Credits Adjustment” has the meaning set forth in paragraph 10 of Schedule 7 hereto;

“Agreed Price” means the Rupee equivalent, calculated in accordance with Clause 3.2, of US$141,650,000 (One Hundred Forty One Million, Six Hundred Fifty Thousand United States Dollars);

“Agreed Remediation Steps” has the meaning set forth in Clause 6.10.1;

“Ancillary Agreements” means the Transition Services Agreement and the Joinder Agreement;

“Assumed Liabilities” has the meaning set forth in Clause 9.1.1;

“Balance Sheet” means the unaudited balance sheet of the Business at the Balance Sheet Date;

“Balance Sheet Date” means 31st March, 2012;

“Base-Line Net Working Capital” has the meaning set forth in Clause 4.2;

“Basket Threshold” has the meaning given to it in Clause 12.2.1;

“Books” has the meaning set forth in paragraph (i) of the definition of Acquired Assets hereinabove;

“Brine Leases” means the following Real Property Leases, and any amendments, modifications and addenda thereto:  (a) Lease Deed dated February 11, 1994, between the Governor of Gujarat and Ballarpur Industries Limited; (b) Lease Deed dated June 2, 2008, between the Governor of Gujarat and Solaris Chemtech Limited, predecessor of the Seller; and (c) Lease Deed dated December 5, 2005, between the Governor of Gujarat and Solaris Chemtech Limited, predecessor of the Seller;

“Brine Flat Lease” has the meaning set forth in Clause 5.2.1(e);

“Brine Flat Lease Transfer Consent” has the meaning set forth in Clause 5.2.1(d);

“Brine Inventory” means all Inventories of brine, seawater and bittern;

“BPA Inventory” means all Inventories of bisphenol-A;

“Bromine Assets” has the meaning set forth in paragraph (q) of the definition of Acquired Assets hereinabove;

“Business” means the design, development, manufacture, marketing and sale of bromine and bromine chemicals, as conducted at the Acquired Facilities, comprising (i) the Acquired Assets, and (ii) the Assumed Liabilities;

“Business Day” means any day of the week (excluding Saturdays, Sundays and public holidays) on which commercial banks are open for business in New Delhi, India;

“Closing” means the completion of all of the activities described in Clause 7.2.1 and Schedule 7 of this Agreement;

“Closing Balance Sheet” has the meaning set forth in Clause 4.6;

“Closing Date” has the meaning set forth in Clause 7.1.1;

“Closing Net Working Capital” has the meaning set forth in Clause 4.3;

“Conditions Precedent” means, as applicable, (a) the conditions precedent to the obligations of the Purchaser and the Seller to consummate the Closing as set forth in Clause 5.1, (b) the conditions precedent to the obligations of the Purchaser to consummate the Closing as set forth in Clause 5.2 and (c) the conditions precedent to the obligations of the Seller to consummate the Closing as set forth in Clause 5.3;

“Confidential Information” has the meaning given to it in Clause 14 hereof;

“Confidentiality Agreement” means the non-disclosure agreement dated 10th January 2011 between the Seller and the Parent pursuant to which the Seller made available to the Purchaser certain confidential information relating to the Seller and the Seller’s Group;

“Contaminant” means (i) any pollutant, hazardous substance, hazardous material, toxic substance, noxious substance, nonhazardous or hazardous waste, chemical waste,  petroleum or petroleum-derived substance or waste, PCBs, or any hazardous or toxic constituent thereof, to the extent any such substance or material is defined by or regulated under any applicable Environmental Requirements of Law or (ii) any such substance the release, discharge or spill of which requires or gives rise to liability for Remedial Action under Environmental Requirements of Law;

“Contracts” means the contracts, agreements, and licenses (other than any of the Real Property Leases) to which the Seller is a party on the Effective Date, and which have been or are entered into for the Business, a list of which is set forth in Part H of Schedule 1 annexed hereto;

“Control” means, in relation to a Person, where another Person (or Persons acting in concert) has or obtains, whether by Law, contract or otherwise, direct or indirect control of more than 50% of the total voting rights or the right to appoint the majority of the board of directors or, direct or indirect, control of the power to direct or cause the direction of the management of that Person. For these purposes, “Persons acting in concert”, in relation to a Person, are Persons who actively co-operate through holding or acquiring shares in that Person, pursuant to an agreement or understanding, with a view to obtaining or consolidating control of that Person;

“CP Compliance Certificate” has the meaning set forth in Clause 5.5.2;

“Current Assets” means the sum of (i) Accounts Receivable (net of allowances for doubtful accounts) but excluding accounts receivable by the Seller from any other member of the Seller’s Group, plus (ii) Inventory (net of allowances or other reserves), plus (iii) Loan and Advances - Short Term, but excluding Brine Inventory, BPA Inventory, capital spares and MRO Inventory, in each case calculated in accordance with Clause 4.8, but excluding any Cash and Tax-related assets;

“Current Liabilities” means the sum of the accounts payable and other current liabilities assumed pursuant to Clause 9.1.1.(a), in each case calculated in accordance with Clause 4.8, but excluding any Tax-related liabilities.

“Disclosure Letter” means the letter, dated on the same date as this Agreement, from the Seller to the Purchaser, disclosing:

(i)                                     information constituting exceptions to the Seller Warranties; and

(ii)                                  details of other matters referred to in this Agreement;

“Disputes” has the meaning given to it in Clause 17.2;

“Employee Benefit Plan” means any private or public pension, profit sharing,  retirement, deferred compensation, stock purchase, stock option or other equity based compensation plans, incentive, bonus, vacation, employment, independent contractor, severance, disability, and medical or life insurance plans under which the Transferring Employees are covered;

“Employees” shall mean those persons who as on the Effective Date are in the permanent employment of the Seller (determined in accordance with applicable Law) in connection with the Business. A list of such Employees is set forth in Part I of Schedule 1 attached hereto;

“Encumbrance” means any claim, charge, mortgage, lien, Tax Lien, option, equity, power of sale in favour of third parties, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Environmental Permits” has the meaning given to it in paragraph 1.1.2 of Part B of Schedule 8.1;

“Environmental Requirements of Law” means requirements to be complied with under all applicable Indian Laws or Environmental Permits (in each case, in existence as of the Closing Date) relating to or addressing the environment or the protection of public health and safety, including, but not limited to, any Indian Law or Environmental Permit relating to the operation, production, manufacturing, sale, use, handling, Release, or disposal of, or the completion of any Remedial Action with respect to, any Contaminant;

“Environmental Warranties” means the statements set out in Part B of Schedule 8.1;

“Equipment” means machinery and equipment, leasehold improvements, tooling, molds, tools, furniture, office equipment, vehicles, furnishings and fixtures and other tangible assets and properties;

“Estimated Closing Balance Sheet” has the meaning given to it in Clause 4.5;

“Excluded Liabilities” has the meaning set forth in Clause 9.1.2;

“GAAP” means generally accepted accounting principles of India;

“Governmental Authority” means any government, state or political subdivision thereof, national or supranational body, public international organization, department, agency or instrumentality of a foreign or other government, including any state-owned or state controlled instrumentality of a government, or any Person or body exercising executive, legislative, judicial, regulatory or administrative functions on behalf of any of them; and includes all relevant securities commissions, stock exchange authorities, foreign investment authorities, Taxing Authorities, courts, tribunals and similar entities or authorities;

“Governmental Authorization” means any license, permit, certificate, consent, registration or other authorization or approval issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law;

“Governmental Official” means an employee, official, or representative acting on behalf of any Governmental Authority, and any political party or candidate for public office;

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities and (c) all Indebtedness of others referred to in clauses (a) and (b) hereof guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), (iv) to grant an Encumbrance on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed, or (v) otherwise to assure a creditor against loss.

“Indemnified Party” has the meaning given to it in Clause 12.7;

“Indemnifying Party” has the meaning given to it in Clause 12.7;

“Indian Law” means the Constitution of India, and laws, by-law, treaties, statutes, ordinances, codes, rules, regulations, executive orders, administrative orders or other orders, judgments or determinations, in each case by an Indian Governmental Authority,  excluding any conflict of law principles;

“Intellectual Property” means all: (i) patents and patent applications whether or not patents are issued on such applications and whether or not such patents or applications are modified, withdrawn or resubmitted; (ii) registered and unregistered trade names, trade dress, trademarks, service names and service marks (and applications for registration of the same) and all goodwill associated therewith; (iii) copyrights and copyright registrations (and applications for the same) and works of original authorship (whether or not the copyright has been registered); (iv) trade secrets, Know-how, formulae, compilations, devices, methods, techniques or processes, and confidential or proprietary information; (v) Inventions, processes and designs (whether or not patentable or reduced to practice), including, without limitation, all notes, journals or other compilations of data generated in the invention or development process; (vi) computer software program source code, object code, data and documentation; (vii) domain names or uniform resource locators used in connection with any global computer or electronic network (including, without limitation, the Internet and the World Wide Web) together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, all applications, registrations, and renewals in connection therewith, and all source code, object code, data and documentation relating thereto; and (viii) all other intellectual property rights associated with the foregoing;

“Interim Period” has the meaning set forth in Clause 6.1.1;

“Inventory” means all inventories, wherever located, including all unsold finished goods, work in process, raw materials, in transit inventories, spare parts and all other materials and supplies to be used in the production of finished goods by the Business, including those reflected on the Closing Balance Sheet;

“Joinder Agreement” has the meaning set forth in Clause 6.8.2;

“Khavda Facility” has the meaning set forth in paragraph (a) of the definition of Acquired Assets hereinabove;

“Khavda Immovable Assets” has the meaning set forth in paragraph (a) of the definition of Acquired Assets hereinabove;

“Know-how” means all know-how, expertise, technical or other information developed or acquired by the Seller in relation to the Business on or prior to the Closing Date, including, without limitation, all related ideas, concepts, methods, inventions, discoveries, data, formulae, processes, methods, techniques and specifications;

“Law” means any constitution, law, by-law, treaty, statute, ordinance, code, rule, regulation, executive order, administrative order or other order, judgment or determination of any Governmental Authority, or applicable principle of common or civil law;

“Leased Real Property” means the land, buildings, fixtures and other improvements covered by the Real Property Leases;

“Liability” means and includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP;

“Loans and Advances - Short Term” means the amounts on deposit in the following accounts:

1800000600	Deposit - industrial gases & welding ac
1800000601	Deposit - mds air product
1800000619	Deposit - Security
1800000620	Deposit - Gujarat Energy Transmission Corp
1800000509	Prepaid Expenses
5200001061	Procurement for Capex
1520000013	Security Deposit for Vendor

being accounts containing and limited to the following:

• Advance to suppliers and third parties, net of provisions

• Capital advances

• Prepaid expenses

• Security deposit for utilities

“Long Stop Date” means March 31, 2013, or such later date as may be mutually agreed in writing by the Purchaser and the Seller;

“Losses” means all losses, Liabilities, costs (including reasonable legal costs and experts’ and consultants’ reasonable fees), charges, expenses, actions, Proceedings, claims and demands, but in each case excluding all indirect or remote losses and all Special Losses;

“Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect:

(A)                              that is, or would reasonably be expected to be, either individually or in the aggregate with all other events, occurrences, facts, conditions, changes, developments or effects, materially adverse to the business, assets, properties, financial condition or results of operations of the Business, but shall not include any event, occurrence, fact, condition, change, development or effect, which is, or caused by:

(i)                                     changes in the US, Indian or global economy or capital, credit or financial markets generally, including any change in interest rates, exchange rates or securities or commodity prices or any changes in economic, financial, market or political conditions generally;

(ii)                                  changes in conditions generally affecting the industry in which the Business operates;

(iii)                               changes or prospective changes in Law, GAAP or the interpretation thereof;

(except, with respect to clauses (i), (ii) and (iii) above, to the extent that any such event, occurrence, fact, condition, change, development or effect, alone or in combination, disproportionately has a greater adverse impact on the Business, taken as a whole, as compared to other companies operating in India in the same industry, market and territory in which the Business operates)

(iv)                              the announcement of any transaction contemplated by this Agreement;

(v)                                 any act or omission of Seller or its Affiliates at the request or with the consent of the Purchaser; or

(vi)                              any change, event, occurrence or state of facts, the consequence(s) of which can be remedied or avoided by the Seller and which consequence(s) are so avoided or remedied within 30 days of such change, event, occurrence or state of facts coming into being; or

(B)                                that materially impairs the Seller’s ability to perform its obligations contemplated under this Agreement, or to execute or be bound by the terms and conditions contained in this Agreement;

“Material Contracts” means the Contracts set out in Part J of Schedule 1 attached hereto;

“Miscellaneous Assets” has the meaning set forth in paragraph (r) of the definition of Acquired Assets hereinabove;

“MRO Inventory” means Inventory of maintenance, repair and operations equipment, materials and supplies;

“Net Working Capital Adjustment” has the meaning set forth in Clause 4.4;

 “Notice” has the meaning given to it in Clause 18.8.1;

“Notice of Claim” has the meaning given to it in Clause 13.1.1;

“Owned Real Property” means the owned immovable property used or held for use in the Business as of the Effective Date other than easements, rights-of-way and similar interests in immovable property, a list of which is set forth in Part K of Schedule 1 annexed hereto;

“Permitted Encumbrances” means (a) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the ordinary course of  the Business for Assumed Liabilities not yet due and payable and that do not impair the conduct of the Business or the present or proposed use of the affected property or asset or its free transferability, (b) statutory liens at the Effective Date, but not at the Closing Date, for current Taxes not yet due and payable, and (c) easements, rights of way, restrictions, covenants or similar items relating to real property that do not, individually or in the aggregate, impede the present use, occupancy or free transferability of the real property subject thereto;

“Post-Closing Employee Liabilities” shall mean all Liabilities, debts, duties or obligations relating to the Transferring Employees and relating to a period after the Closing, including (a) compensation or other amounts payable to Transferring Employees, bonuses, accrued vacation, fringe, pension or profit sharing benefits, expenses, reimbursements, employee provident fund, gratuity or severance pay for any period relating to a Transferring Employee’s employment, in each case, after the Closing; and/or (ii) claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of the Purchaser, whose claims relate to events occurring after the Closing; and/or (iii) contributions required to be made in respect of Employee Benefit Plans after the Closing;

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator;

“Prohibited Business” has the meaning given to it in Clause 9.3.1;

 “Purchase Price” has the meaning given to it in Clause 3.1;

“Purchaser” has the meaning set forth in Clause 6.8.1. References in this Agreement to the Purchaser, unless repugnant to the context or meaning thereof, shall include its successors and permitted assigns;

“Purchaser’s Group” means the Purchaser, the Purchaser Parent and any of their Affiliates from time to time;

“Purchaser Indemnified Parties” has the meaning given to it in Clause 11.1.1;

“Purchaser Warranties” has the meaning given to it in Clause 8.3.1;

“Ratadia Facility” has the meaning set forth in paragraph (b) of the definition of Acquired Assets hereinabove;

“Ratadia Immovable Assets” has the meaning set forth in the paragraph (b) of the definition of Acquired Assets hereinabove;

“Real Property Leases” means the leases, subleases, licenses and other Contracts under which the Seller uses or occupies any immovable property primarily for the Business, a list of which is set forth in Part L of Schedule 1 annexed hereto;

“Related Party” has the meaning ascribed to such term in Accounting Standard 18 of the Companies (Accounting Standard) Rules, 2006;

“Release” means the dumping, leaking, seeping, spilling, discharge, emitting, release or disposal of Contaminants;

“Remedial Action” means actions to (i) investigate, monitor, clean up, remove, treat, contain, abate, or respond to any Release or the presence of Contaminants at any Owned Real Property or Leased Real Property; or (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants;

“Reporting Accountant” means a reputed firm of chartered accountants, to be agreed by the Seller and the Purchaser, provided that in no circumstances shall the accountancy firm currently retained by the Seller or the Purchaser be appointed as the Reporting Accountant, and provided further that, if the Seller and the Purchaser are unable to jointly select such accountancy firm within 10 days after the expiration of the 30-day good faith resolution period referred to in Clause 4.9 or in paragraph 10 of Schedule 7 (as the case may be), then after such 10-day period, the Seller, on the one hand, and the Purchaser, on the other hand, will each select a reputed firm of chartered accountants and such selected accountancy firms will jointly select a third accountancy firm, which firm is not the regular auditing firm of the Seller or the Purchaser; provided, however, that if either the Seller, on the one hand, or the Purchaser, on the other hand, fail to select such accountancy firm during this 10-day period, then the Parties agree that the accountancy firm selected by the other Party will be the Reporting Accountant for purposes of Clause 4 or paragraph 10 of Schedule 7 (as the case may be);

“Required Operational Consents” mean all Governmental Authorizations which are necessary for the conduct of the Business as of the Effective Date and the Closing Date. A list of the Required Operational Consents is set forth in Part M of Schedule 1 annexed hereto;

“Restricted Period” has the meaning given to it in Clause 9.3.1;

“Restricted Persons” has the meaning given to it in Clause 9.3.1;

“Review Period” has the meaning given to it in Clause 4.9;

“Seller’s Group” means the Seller and its Affiliates from time to time;

“Seller’s Representatives” has the meaning given to it in Clause 4.7;

“Seller Indemnified Parties” has the meaning given to it in Clause 11.1.2;

“Seller Marks” has the meaning given to it in Clause 9.8.1;

“Seller Warranties” has the meaning given to it in Clause 8.1.1;

“Senior Employee” means (i) each Employee in an administrative or managerial position and drawing an annual salary (on a cost-to-company basis) in excess of Rs. 2,500,000 and (ii) each of those Employees listed on Part N of Schedule 1 annexed hereto;

“Shared Assets” means the assets of the Seller listed on Part O of Schedule 1 annexed hereto;

“Special Losses” means any special, exemplary, or punitive losses or damages, in each case, whether due to a breach of contract, a breach of warranty, negligence or otherwise;

“Supplemental Disclosure Letter” has the meaning given to it in Clause 8.2.4;

“Taxation” includes any central, state, local, tax and tax levied/ imposed by any Governmental Authority (including its agent and persons acting under its authority) on the business, transactions or assets of Seller including: (a) any tax based upon or measured by income, receipts, services, purchases, sales, use, wealth, import, export, property (whether movable or immovable), licenses, leases, permissions, transfer, or value added; (b) any tax denominated as cess, custom duties, contributions, duty, surcharge, „minimum alternate tax“, ad valorem, transfer, franchise, capital stock, payroll, social security, employment, excise, occupation, property, windfall profits, environmental, customers, stamp duty; (c) withholding tax; and (d) any interest, penalties, charges, or costs relating to such taxes, or other amounts imposed or that may be imposed or payable with respect to any tax (arising on any account including but not limited to, non-payment, late payment or any non-compliance), imposed, levied or charged by any Taxing Authority responsible for the imposition of any such tax. “Tax” or “Taxes” shall be construed accordingly

“Taxing Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any Law in relation to Taxation;

“Tax Certificate” has the meaning given to it in Clause 5.2.1(b);

 “Tax Lien” means any claim raised by a Taxing Authority to take possession of any Acquired Assets to satisfy an outstanding liability for unpaid Taxes by the Seller and its Affiliates;

“Third Party Claim” has the meaning given to it in Clause 13.4;

“Transferable Insurance Policies” has the meaning set forth in paragraph (O) of the definition of Acquired Assets hereinabove;

“Transferable Required Operational Consents” mean all such Required Operational Consents, which are transferable by Law from the Seller to the Purchaser.  A list of the Transferable Required Operational Consents is set forth in Part P of Schedule 1 annexed hereto;

“Transferring Employees” mean all Employees who consent in writing to the transfer of their employment with the Purchaser on and with effect from the Closing Date, in accordance with applicable Law;

“Transition Services” has the meaning set forth in Clause 6.9.1;

“Transition Services Agreement” means the transition services agreement in the agreed form to be entered into at Closing by the Seller and the Purchaser;

“Vadodara Facility” has the meaning set forth in paragraph (c) of the definition of Acquired Assets hereinabove;

“Vadodara Immovable Assets” has the meaning set forth in the paragraph (c) of the definition of Acquired Assets hereinabove; and

“Written Report” has the meaning given to it in Clause 4.9.

1.2                                 Modification etc. of Statutes

References to a statute or statutory provision include:

(a)                                  that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the Effective Date; and

(b)                                 any subordinate legislation made from time to time under that statute or statutory provision which is in force at the Effective Date.

1.3                                 Singular, Plural, Gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4                                 References to Persons and Companies

References to:

(a)                                  a “Person” includes any, natural person, company, partnership or unincorporated association (whether or not having separate legal personality);

(b)                                 a company shall include any company, corporation or any body corporate, wherever incorporated; and

(c)                                  INR, Rupees or Rs. shall be to the lawful currency of India.

1.5                                 References to Subsidiaries and Holding Companies

The words “holding company” and “subsidiary” shall have the same meaning in this Agreement as their respective definitions in the Companies Act 1956, as applicable.

1.6                                 Agreed Form

Any reference to a document in the “agreed form” is to the form of the relevant document in the terms agreed between the Seller and the Purchaser either prior to the Effective Date or after the Effective Date and prior to the Closing Date, and signed or initialled for identification purposes only by or on behalf of the Seller and the Purchaser (in each case with such amendments as may be agreed by or on behalf of the Seller and the Purchaser).

1.7                                 Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.8                                 Headings

Headings shall be ignored in interpreting this Agreement.

1.9                                 Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.10                           Writing

Any reference to “writing” shall include printing, typing, lithography, transmissions by facsimile or in electronic form (including email) and other means of reproducing words in visible form but shall exclude text messages via mobile phones.

1.11                           Non-Limiting Effect Of Words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.12                           Conflict

If there is any conflict or inconsistency between a term in the body of this Agreement and a term in any of the schedules or any other document referred to or otherwise incorporated in this Agreement, the term in the body of this Agreement shall take precedence.

2.             AGREEMENT TO SELL THE BUSINESS

2.1                                 On and subject to the terms of this Agreement, the Seller agrees to sell, and the Seller Parent agrees to procure that Seller shall sell, and the Purchaser agrees to purchase, and the Purchaser Parent agrees to procure that Purchaser shall purchase, the Business as a going concern on a slump sale basis (as defined in Section 2(42C) of the Income Tax Act, 1961) free and clear of all Encumbrances (save and except for Permitted Encumbrances or those created in connection with the Assumed Liabilities) for a lump sum consideration.  It is clarified that the Parties may, without prejudicing the transfer hereunder as a going concern on a slump sale basis, determine or attribute individual values to any of the assets, liabilities and/or rights transferred hereunder, for payment of stamp duty, registration fees or other similar taxes or fees under applicable Law, if any other deeds and/or instruments are required to be executed for effectuating and completing the transactions contemplated hereunder. Such attribution of specific values is not intended, nor shall it be construed, to be an assignment of specific values to individual assets, liabilities or rights.

2.2                                 The transfer of the Business from the Seller to the Purchaser shall take place on the Closing Date by the Seller selling, transferring, assigning, novating, conveying, and delivering, as the case may be, to the Purchaser, the Business and thereby vesting the Purchaser with legally valid and subsisting right, title and interest in the same, such that the Purchaser shall be entitled to the obligations and rewards of, and the rights, title and interest in, the Business in accordance with the terms of this Agreement.  The transfer of the Business from the Seller to the Purchaser shall not include any of the Shared Assets.

2.3                                 In addition to any of the obligations of the Purchaser Parent hereunder, the Purchaser Parent shall procure that the Purchaser shall discharge its obligations hereunder.

2.4                                 In addition to any of the obligations of the Seller Parent hereunder, the Seller Parent shall procure that the Seller shall discharge its obligations hereunder.

3.             CONSIDERATION; PURCHASE PRICE ADJUSTMENT

3.1                                 The total lump sum consideration for the purchase of the Business by the Purchaser under this Agreement shall be an amount in cash equal to:

(a)                                  Agreed Price

plus or minus

(b)                                 the Net Working Capital Adjustment, as determined in accordance with Clause 4,

minus

(c)                                  the Accrued Benefits Adjustment, as determined in accordance with Clause 9.2 plus

(d)                                 the Aggregate Tax Credits Adjustment pursuant to paragraph 10 of Schedule 7 (the sum of Clause 3.1(a), Cause 3.1(b), Clause 3.1(c) and Clause 3.1(d) being the “Purchase Price”).

3.2                                 The Agreed Price shall be converted from United States Dollars into Rupees using the conversion rate therefor published by the Reserve Bank of India, via its website at www.rbi.org.in, on the Business Day prior to the Closing Date. All Purchase Price payments and adjustments between Purchaser and Seller under this Agreement shall, for the avoidance of doubt, be Rupee denominated payments.

3.3                                 All amounts due to any party under this Agreement shall be paid free and clear of any deductions or withholdings unless the deduction or withholding is required by Law. Accordingly, if any deductions or withholdings are made, the paying party shall be obliged to pay to the receiving party such sum as shall, after such deduction or withholding has been made, leave the receiving party with the same amount as they would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

4.             POST-CLOSING ADJUSTMENT

4.1                                 “Net Working Capital of the Business” as of any date shall mean the amount calculated by subtracting the Current Liabilities as of that date from the Current Assets as of that date.  The Net Working Capital of the Business may be a positive or negative number.

4.2                                 For purposes of this agreement, the “Base-Line Net Working Capital” means Rs. 275,000,000.

4.3                                 “Closing Net Working Capital” is the Net Working Capital of the Business as calculated from the Closing Balance Sheet, as finally determined in accordance with this Clause 4.

4.4                                 “Net Working Capital Adjustment” shall be determined as follows:  (i) if the Closing Net Working Capital is equal to the Base-Line Net Working Capital, then the Net Working Capital Adjustment will equal zero; (ii) if the Closing Net Working Capital is more than the Base-Line Net Working Capital, then the Net Working Capital Adjustment will be a positive amount equal to the amount by which the Closing Net Working Capital exceeds the Base-Line Net Working Capital; and (iii) if the Closing Net Working Capital is less than the Base-Line Net Working Capital, then the Net Working Capital Adjustment will be a negative amount equal to the difference between the Closing Net Working Capital and the Base-Line Net Working Capital.

4.5                                 No later than three Business Days prior to the Closing Date, the Seller, at its sole cost and expense, will deliver to the Purchaser an unaudited balance sheet of the Business prepared on an estimated basis as of the close of business on the Closing Date (the “Estimated Closing Balance Sheet”) and a calculation of the Net Working Capital Adjustment derived from the Estimated Closing Balance Sheet. The Estimated Closing Balance Sheet and such estimated calculation of the Closing Net Working Capital will be prepared in accordance with clause 4.8.

4.6                                 Within thirty (30) days after the Closing Date, the Seller, at its sole cost and expense, will deliver to the Purchaser an unaudited balance sheet of the Business as at the Closing Date (the “Closing Balance Sheet”) and a calculation of the Net Working Capital Adjustment derived from the Closing Balance Sheet. A physical count of the Inventory shall be taken no earlier than two Business Days prior to the Closing Date and  no later than the Closing Date by authorized representatives of the Seller and the Purchaser and the results thereof shall be used for purposes of determining the value of Inventory on the Closing Balance Sheet (subject to any appropriate adjustments thereto to reflect changes in Inventory until Closing if the physical count of Inventory occurs prior to the Closing Date in accordance with the foregoing).

4.7                                 During the thirty (30) days after the Closing Date, the Purchaser will provide the Seller and the Seller’s officers, employees, agents, consultants and other advisors and representatives (“Seller’s Representatives”) with access, during normal business hours, to the Books, documents and records of the Business within the Purchaser or its representatives’ possession or control, which the Seller or the Seller’s Representatives may reasonably require or request for the purpose of preparing the Closing Balance Sheet.

4.8                                 The Closing Balance Sheet and the calculation of the Net Working Capital Adjustment derived from the Closing Balance Sheet shall be prepared in accordance with the policies that are referred to, and in the order of priority shown, in this Clause 4.8:

4.8.1                        the specific accounting policies set out in Schedule 4.8.1;

4.8.2                        the accounting principles, practices, procedures, methods and bases adopted by the Seller in the preparation of the Balance Sheet to the extent not inconsistent with Clause 4.8.1 and to the extent consistent with GAAP;

4.8.3                        in accordance with GAAP as at the Closing Date.

4.9                                 Following receipt of the Closing Balance Sheet and the Net Working Capital Adjustment, the Purchaser will be afforded a period of 60 days to review the Closing Balance Sheet and the Net Working Capital Adjustment (the “Review Period”).  The Purchaser shall be deemed to have accepted the Net Working Capital Adjustment unless, prior to the expiration of the Review Period, the Purchaser shall deliver to the Seller written notice and a detailed written explanation of those items in the Net Working Capital Adjustment that the Purchaser disputes. Within a further period of 30 days from the end of the Review Period, the Parties will attempt to resolve in good faith any disputed items. Failing such resolution, the unresolved disputed items will be referred for final binding resolution to the Reporting Accountant. The unresolved disputed items (if any) will be deemed to be as determined by the Reporting Accountant in accordance with Clause 4.8 as soon as practicable.  The Purchaser and the Seller will instruct the Reporting Accountant to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Reporting Accountant as to each item in dispute and the resulting adjustment calculation (the “Written Report”). The cost of the determination by the Reporting Accountant, including preparation of the Written Report, shall be shared by the Purchaser and the Seller in inverse proportion to the relative amounts of the disputed amount determined to be for the account of the Purchaser and the Seller, respectively.  The decision of the Reporting Accountant shall not be subject to appeal or challenge for any reason (other than gross negligence, fraud or willful misconduct).

4.9.1                        For purposes of complying with this Clause 4, the Purchaser and the Seller will furnish to each other and to the Reporting Accountant such work papers and other documents and information relating to the disputed items as the Reporting Accountant may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Reporting Accountant any material related to the disputed items and to discuss the items with the Reporting Accountant.  The Purchaser and the Seller may, separately, require that the Reporting Accountant enter into a customary form of confidentiality agreement with respect to the Written Report and the work papers and other documents and information relating to the Business provided to the Reporting Accountant pursuant to this Clause 4.

5.             CONDITIONS PRECEDENT

5.1                                 Conditions Precedent to Obligations of the Seller and the Purchaser

5.1.1                        The obligation of the Purchaser to purchase and the Seller to sell the Business and undertake their respective obligations on the Closing Date is subject to the satisfaction of the following conditions:

(a)                                  No court or other Governmental Authority of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any Law, statute, rule, regulation, non-appealable judgment, decree, injunction or other order that is in effect on the Closing Date and enjoins, restrains or prohibits this Agreement or the consummation of any of the material transactions contemplated hereby.

(b)                                 There shall not be pending or threatened in writing any Proceeding seeking to enjoin or restrain consummation of the material transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

5.2                                 Conditions Precedent to the Obligations of the Purchaser

5.2.1                        The obligation of the Purchaser to purchase the Business and undertake its obligations on the Closing Date is subject to the satisfaction of all the following conditions:

(a)                                  Each of the Seller Warranties must have been true and correct in all material respects on and as of the Effective Date  and, without giving effect to any Supplemental Disclosure Letter, on and as of the Closing Date (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties); except for (X) the Seller Fundamental Warranties and (Y) each of the Seller Warranties that is qualified as to materiality, each of which must have been true and correct in all respects on and as of the date of this Agreement and must be true and correct in all respects, without giving effect to any Supplemental Disclosure Letter, on and as of the Closing Date; and except to the extent any Seller Warranty speaks as of the Effective Date or any other specific date, in which case such representation or warranty must have been true and correct in all material respects, without giving effect to any Supplemental Disclosure Letter, as of such date.

(b)           Each of the covenants, agreements and obligations of the Seller to be performed at or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing Date.

(c)           Each of the Brine Leases must have been consolidated into a single lease agreement, which shall be for a valid term of not less than ten (10) years from the date of consolidation by the relevant Governmental Authority.

(d)           Each of the consents and no objection certificates required from the relevant Governmental Authorities for transfer of the Seller’s interest in the leasehold lands governed by the Brine Leases (as amended/consolidated in accordance with subclause (c) above) to the Purchaser (“Brine Leases Transfer Consents”) must have been obtained.

(e)           The Seller shall have executed a valid and binding lease agreement with the Governor of Gujarat with respect to the 20,000 acres of brine flats located at Khavda and Ratadia villages in Dist Bhuj and that are the subject of Seller’s application dated 25 July 2011 to the Governor of Gujarat (“Brine Flat Lease”) and the consent required from the relevant Governmental Authorities for transfer of the Seller’s interest in the leasehold land governed by such Brine Flat Lease to the Purchaser shall have been obtained (“Brine Flat Lease Transfer Consent”);

(f)            Each of the third party consents listed in Schedule 5.2.1(f) must have been obtained and must be in full force and effect;

(g)           Each of the Persons set forth on Schedule 5.2.1(g) must have delivered to the Purchaser a release letter in form and substance reasonably satisfactory to the Purchaser, confirming the release of any Encumbrance that such Person may have with respect to the Business or the Acquired Assets, and there must not be any Encumbrances, other than Permitted Encumbrances, on the Acquired Assets;

(h)           Since the Effective Date, there shall not have occurred any Material Adverse Effect;

(i)            The Seller must have carried out all corporate procedures that are required under Law in connection with this Agreement and the transactions contemplated hereby that are required to be carried out at or before the Closing, in each case, as is specifically listed in Schedule 5.2.1(i) including without limitation obtained approval by its board of directors for the execution, delivery and performance by it of this Agreement;

(j)            the Seller must have made all intimations, registrations, declarations, filings or recordings to/with the Governmental Authorities, and received all applicable consents and approvals from such Governmental Authorities, required in connection with (i) the execution of this Agreement, (ii) the consummation or completion of the transactions contemplated by this Agreement, (iii) the Closing and (iv) the transfer to the Buyer of any existing tax benefits related to the Business, in each case, as is specifically listed in Schedule 5.2.1(j);

(k)           the Seller must have obtained consent from its shareholders in a manner compliant with Section 293(1)(a) of the Companies Act, 1956 for the sale and transfer of the Business to the Purchaser in the manner contemplated by this Agreement;

(l)            the Seller must have obtained a “no objection certificate” under Section 281 of the Income Tax Act, 1961 (“Tax Certificate”) permitting the transfer of the Business to the Purchaser, and the Tax Certificate must not prohibit any transaction contemplated by this Agreement;

(m)          the Seller Parent must have  intimated the stock exchanges where it is listed about the transactions contemplated by this Agreement on or before the Closing Date;

(n)           the Seller and the concerned lessor must have executed the assignment/novation agreements in the agreed form for the transfer of the lease to the Purchaser of the Real Property Leases on and with effect from the Closing Date;

(o)           the sale deeds relating to the transfer of the Owned Real Property must have been entered into, in the agreed form, for the transfer of the Owned Real Property to the Purchaser on and with effect from the Closing Date;

(p)           the Seller and all counterparties to the Material Contracts must have executed the necessary documentation in the agreed form for the novation and/or assignment of all the Material Contracts to the Purchaser on and with effect from the Closing Date;

(q)           the New Employment Contracts with each Senior Employee and at least 85% of all other Employees must have been executed;

(r)            the Seller must have taken the steps and executed the documents specifically listed in Schedule 5.2.1(r), in the agreed form, in connection with the Employee Benefit Plans;

(s)           the documentation for transferring/assigning all Acquired Intellectual Property by the Seller to the Purchaser must be in the agreed form;

(t)            the Transition Services shall have been agreed and included in the schedules to the Transition Services Agreement;

(u)           the Seller must have recorded, with the sub-registrar’s office at Vadodara, itself as the owner of the Owned Real Property relating to the Vadodara Facility, and the Parties must have agreed in writing upon the precise delineation and boundaries of the Vadodara Facility and the Owned Real Property associated therewith  to be acquired by the Purchaser by sub-division of the said land, and must have further agreed upon and entered into in writing such service arrangements as the Parties agree may be required to be provided by the Seller after Closing for the uninterrupted operation of the Vadodara Facility;

(v)           (i) the Seller must have made all rental and other payments in respect of the Brine Leases that are due on or prior to Closing pursuant to the terms of the Brine Leases, including without limitation any increases in rental payments mandated by the relevant Governmental Authority pursuant to its rights under the Brine Leases, and (ii) the Seller must further have paid that portion of the rental payments under the Brine Leases for the period August 1, 2012 through the Closing Date, notwithstanding that such rental payments may not be due under the terms of the Brine Leases until May 2013;

(w)          (i) the Seller must have made all royalty and other payments that are due on or prior to Closing pursuant to the terms of the agreement dated 19 August 1999 executed with the President of India and the National Research Development Council (“NRDC”) (the “PATSER Agreement”), (ii) the Royalty Agreement dated 9 October 2001 with the NRDC, and the Supplementary Agreement thereto dated 17 April 2001, pursuant to which the PATSER Agreement was amended; and (ii) the Seller shall have provided to the Purchaser a written schedule identifying in reasonable detail all assets acquired from the grant-in-aid under the PATSER Agreement, and shall have obtained the consent of the Department of Scientific and Industrial Research for the transfer of such assets to the Purchaser; and

(x)            the Seller must have recorded, with the sub-registrar’s office at Bhuj, itself as the owner of the Owned Real Property relating to the Khavda Facility and the Owned Real Property relating to the Ratadia Facility.

5.3           Conditions Precedent to the Obligations of the Seller

5.3.1        The obligation of the Seller to sell the Business and undertake its obligations on the Closing Date is subject to the satisfaction of all the following conditions:

(a)           Each of the Purchaser Warranties must have been true and correct in all respects as of the Effective Date and as of the Closing Date; except that if any representation or warranty of the Purchaser speaks as of the Effective Date or any other specific date, then such representation or warranty must have been true and correct in all respects only as of such date.

(b)           Each of the covenants, agreements and obligations of the Purchaser to be performed at or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing Date.

5.4           Responsibility for Satisfaction

5.4.1        The Purchaser shall, and the Purchaser Parent shall procure that the Purchaser shall, use all reasonable endeavours (including taking any commercially reasonable action which may be required by any court or Governmental Authority as a condition to the giving of any consents) to ensure the satisfaction of the conditions set forth in Clause 5.3 as soon as possible after the Effective Date. The Seller Parent and the Seller shall cooperate with the Purchaser in good faith in this regard.  The Purchaser shall at all times comply in all material respects with applicable Laws when ensuring the satisfaction of the conditions set forth in Clause 5.3.

5.4.2        The Seller shall, and the Seller Parent shall procure that the Seller shall, use all reasonable endeavours (including taking any commercially reasonable action which may be required by any court or Governmental Authority as a condition to the giving of any consents) to ensure the satisfaction of the conditions set forth in Clause 5.2 above as soon as possible after the Effective Date.  The Purchaser Parent and the Purchaser shall cooperate with the Seller in good faith in this regard. The Seller shall at all times comply in all material respects with applicable Laws when ensuring the satisfaction of the conditions set forth in Clause 5.3.

5.4.3        Without prejudice to Clauses 5.4.1 and 5.4.2, the Seller and the Purchaser agree that all requests and enquiries from any court or other Governmental Authority which relate to the satisfaction of the conditions set out in Clauses 5.1 or 5.2 shall be dealt with by the Seller and the Purchaser in consultation with each other and the Seller and the Purchaser shall promptly cooperate with and provide all necessary information and assistance reasonably required by such Governmental Authority upon being requested to do so by the other. Each of the Purchaser and the Seller agrees in connection with each of the conditions set out in Clauses 5.1 and 5.2 that it will:

(a)           not make any application or submission to any Governmental Authority in relation to the subject matter of this Agreement without first providing the other party with a copy of the application, submission or any written information which the applicable party proposes to disclose to the applicable Governmental Authority and of all related written communications;

(b)           to the extent practicable give the other party an opportunity to discuss the application, submission or information before it is released to the applicable Governmental Authority; and

(c)           consider all reasonable comments on any such communications by the other party and give the other party a reasonable opportunity to discuss any such communications.

5.5           Waiver

5.5.1        If so permitted by Law, the Purchaser and/or the Seller may, by writing, waive all or any of the Conditions Precedent required to be fulfilled by the other Party, in part or in full, on such reasonable terms and conditions as the Party waiving any Condition Precedent may deem reasonable.

5.5.2        Upon becoming aware of the fulfilment or waiver of the Conditions Precedent required to be fulfilled by a Party under Clause 5.1, 5.2 or 5.3, the Party required to fulfill such Condition Precedent (“Obliged Party”) shall deliver to the other Party a certificate certifying that the relevant Conditions Precedent have been fulfilled or waived (“CP Compliance Certificate”). The Obliged Party shall, along with the CP Compliance Certificate, enclose all necessary documents (where applicable) evidencing fulfilment or waiver of the relevant Conditions Precedent. The Parties acknowledge that certain Conditions Precedent, being those set forth in Clause 5.2.1(a), (b) and (h) and Clause 5.3.1(a) and (b), by their nature can only be satisfied at the Closing, and that accordingly there will be no CP Compliance Certificates in respect of such Conditions Precedent, but rather certificates in respect thereof will be delivered at Closing pursuant to paragraphs 9.5 and 9.6 of Schedule 7.

6.             PRE-CLOSING

6.1           The Seller’s Obligations in Relation to the Conduct of the Business

6.1.1        The Seller shall, and the Seller Parent undertakes to procure that, between the Effective Date and the Closing Date or until termination of this Agreement pursuant to Clause 16.1, whichever is earlier (“Interim Period”), the Seller shall, (i) carry on the Business in the ordinary course consistent with past practices as carried on prior to the Effective Date, save insofar as agreed in writing with the Purchaser, provided that this shall not limit the Seller’s ability to effect the transactions envisaged to give effect to this Agreement and (ii) take commercially reasonable endeavours (subject to Clauses 6.1.2 and 6.1.3) to  preserve intact the relationships of the Business with the officers, employees, suppliers, distributors, customers and other third parties in respect thereof, in a manner consistent with past practice.

6.1.2        Without prejudice to the generality of Clause 6.1.1, the Seller shall not, and the Seller Parent undertakes to procure that the Seller shall not, during the Interim Period, with respect to the Business, except as may be required to give effect to and to comply with this Agreement, without the prior written consent of the Purchaser, which is not to be unreasonably withheld, conditioned or delayed:

(a)           enter into any agreement or incur any commitment on behalf of the Business which is not capable of being terminated without compensation at any time with twelve (12) months’ notice or less or which is not in the ordinary course of business or which involves or may involve total annual expenditure in excess of Rs. 5,000,000;

(b)           acquire, lease, transfer or dispose of, or agree to acquire, lease, transfer or dispose of, any material asset of the Business or any material interest therein involving consideration, expenditure or liabilities in excess of Rs. 1 crore in the aggregate, other than in the ordinary course of business;

(c)           commence production, or execute any definitive agreement, in relation to any new line of business that is not related to the Business as it is currently engaged in;

(d)           dissolve, wind up or liquidate the Seller whether voluntarily or involuntarily, or amalgamate, merge, demerge, restructure or reorganize the Business or carry out any other activity that has a similar effect;

(e)           change the Business or diversify the Business;

(f)            make any advance or grant any loan or provide any credit to any Person, other than in the ordinary course of business, but in any case not exceeding Rs. 1 crore;

(g)           make any arrangement with creditors or move for insolvency, receivership or bankruptcy in relation to the Business;

(h)           establish or increase any bonus, commission, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other Employee Benefit Plan or arrangement, or otherwise increase the compensation payable to or to become payable to any Employee, other than as required by applicable Law;

(i)            hire or recruit any Senior Employee, or terminate the services of any of the Senior Employees;

(j)            hire or recruit any employee(s) where such hiring(s) or recruitment(s) would result in the aggregate annual wage bill of the Business increasing by 5% or more;

(k)           enter into any transaction, agreement or arrangement that has the effect of terminating, cancelling, releasing, assigning or novating any of the Material Contracts;

(l)            amend or alter any credit terms or payment terms to its customers, vendors or suppliers in respect of its Business;

(m)          enter into any Contract which would impose or is likely to impose any Material Adverse Effect;

(n)           amend or alter the standard operating procedure or make any material changes in the customary methods of operations of the Business, including without limitation, practices and policies relating to manufacturing, purchasing, marketing, selling and pricing, other than in the ordinary course of business;

(o)           create, incur or assume nor allow to be created, incurred or assumed any Encumbrance, other than any Permitted Encumbrance, over the Business or any part thereof;

(p)           write down or write up the value of any of the Acquired Assets or revalue any such Acquired Assets or create any Accounts Receivables, except in the ordinary course of business and in accordance with GAAP;

(q)           make nor allow to be made any capital commitment or expenditure relating to the Business, other than those contained in Schedule 6.1.2(q);

(r)            make nor allow to be made any material change to the accounting procedures or principles by reference to which the Business’ accounts are drawn up;

(s)           save as required by Law, settle or compromise any claim, demand, dispute, litigation, petition, action, suit, investigation, inquiry, Proceeding, mediation, arbitration, conciliation, assessment, fine, penalty, judgment, order, injunction, decree or award (administrative or judicial (criminal or otherwise)), by or before any Governmental Authority and/or by or against any person, to which the Seller is a party, which may materially and adversely affect the transfer of the Business;

(t)            create or open any new bank accounts in relation to the Business;

(u)           take any action that results in lapse of any insurance policy relating to the Acquired Assets;

(v)           relocate any of the plants or undertakings relating to the Business or any portion thereof or enter into any arrangement in terms whereof the possession of any of its plants or undertakings relating to the Business or any portion thereof is handed over or use thereof is allowed to any third party;

(w)          make any Tax elections, settle any Tax audits, extend any Tax statute of limitations or take, or omit to take, any action or omission which would have the effect of increasing the Tax liability or reducing any Tax asset with respect to the Business;

(x)            commit or agree, whether in writing or otherwise, to do any of the foregoing or permit anything to be done which would have the effect of any of the foregoing.

6.1.3        Without prejudice to the generality of Clause 6.1.1, the Seller shall, and the Seller Parent undertakes to procure that the Seller shall, during the Interim Period, with respect to the Business:

(a)           maintain and keep the Acquired Assets in such repair, working order and condition as is necessary for operation of the Business in the ordinary course consistent with past practices;

(b)           keep in full force and effect insurance comparable in amount and scope of coverage to the insurance that is maintained with respect to the Business as of the Effective Date and not do anything to make any such policy void or voidable, and, immediately upon the occurrence of any insured event or matter covered by insurance, take all commercially reasonable steps to recover payment in full under the relevant insurance policy or from the relevant insurer which carries the risk and take all commercially reasonable steps to repair or reinstate the damaged assets relating to the Business;

(c)           perform in all material respects all of its obligations under all Contracts, including paying in full all rental and other payment obligations under the Brine Leases that are or become due for payment, pursuant to the terms of the Brine Leases, prior to the Closing, notwithstanding that it may have become customary practice for the Business to make such payments in arrears contrary to the terms of the Brine Leases;

(d)           maintain the Books in accordance with applicable Law;

(e)           comply in all material respects with all applicable Laws;

(f)            confer with the Purchaser concerning operational matters of a material nature and promptly advise the Purchaser in writing of any emergency or other material change in the normal course of business or operations and of any material governmental or any other third party complaints, investigations or hearings or communications;

(g)           as promptly as practicable intimate the Purchaser of any known Material Adverse Effect;

(h)           promptly disclose to the Purchaser in writing, upon becoming aware of the same, any matter, event or circumstance (including any omission to act) which may arise or become known to it after the Effective Date and before Closing which constitutes a breach of any of the Seller Warranties;

(i)            use all commercially reasonable endeavours to collect its accounts receivable in the ordinary course of business and consistent with past practice;

(j)            pay its accounts payable and employee accruals in the ordinary course of business;

(k)           file all Tax Returns and pay all Taxes associated with the operation of the Business as and when due and payable during the Interim Period, as required under applicable Law (or within any extensions granted by the relevant Taxing Authorities); and

(l)            comply in all material respects with all the Governmental Authorizations and not undertake any action (or fail to undertake any action) which could be construed as a material breach of any of the conditions of such Governmental Authorizations.

6.2           Exceptions

6.2.1        Clauses 6.1.1, 6.1.2 and 6.1.3 do not apply in respect of and shall not operate so as to restrict or prevent:

(a)           any matter reasonably undertaken by the Seller in respect of the Business in a local, provincial or national emergency or disaster situation (and of which the Purchaser shall be promptly notified);

(b)           the Seller from entering into any contract or arrangement in the ordinary course of the Business for procurement, sourcing, offtake or supply to the Seller in respect of the Business of any goods, materials or provision of any services, in each case involving a total expenditure of up to INR 5,000,000 or up to INR 25,000,000 in the aggregate;

(c)           the completion or performance of actions which are reasonably necessary to discharge any obligations undertaken pursuant to any legal or regulatory obligation (including capital expenditure obligations under a regulatory determination) or pursuant to any contract, arrangement, licence or consent entered into by or relating to the Business prior to the Effective Date;

(a)           any matter undertaken at the request of the Purchaser or to effect the transactions contemplated by this Agreement; or

(b)           any action taken by the Seller in relation to its businesses other than the Business, including chlor alkali and phosphoric acid businesses.

6.3           Access and Investigation

6.3.1        During the Interim Period and upon reasonable advance notice from the Purchaser, the Seller will allow the Purchaser and its directors, officers, employees, agents, prospective financing sources, consultants and other advisors and representatives (the “Purchaser’s Representatives”) reasonable access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of the properties, assets, personnel, books, Contracts, Governmental Authorizations, reports and records to the extent relating to the Business as the Purchaser may reasonably request.  In addition, until the Closing, the Seller will cause its accountants to cooperate with the Purchaser and its representatives in making available the financial information of the Seller relating to the Business as reasonably requested, provided however, that, subject to Clause 6.3.2, in each case such access shall not result in a breach of any confidentiality obligations of the Seller owed to a third party.

6.3.2        If the access contemplated pursuant to Clause 6.3.1 would otherwise result in a breach of any confidentiality obligations of the Seller owed to a third party; then Seller shall use all reasonable endeavours to obtain such third party’s applicable consent to disclosure and shall in the interim take such steps as are reasonably required by the Purchaser to disclose to the Purchaser the relevant information in a matter that does not breach the confidentiality obligations owed to such third party, including, for the sake of example, redacting relevant confidential provisions from documents. Notwithstanding the above, the Parties agree and acknowledge that the names of the customers of the Seller shall only be provided to the Purchaser on or as soon as reasonably practicable prior to the Closing Date.

6.4           Financial Statements

6.4.1        During the Interim Period, on or before the 21st day of each calendar month, the Seller will deliver to the Purchaser unaudited financial statements of the Business as at and for the monthly period ending on the last day of the preceding month (the “Subsequent Monthly Financial Statements”), which will include a balance sheet, a statement of income and cash flow statement prepared in accordance with Clause 4.8.

6.5           Required Operational Consents

6.5.1        As soon as practicable after the Closing, the Seller and the Purchaser shall:

(a)           Jointly apply to the relevant Governmental Authorities to arrange for the Purchaser to obtain all the Required Operational Consents not otherwise required to be obtained prior to Closing as a Condition Precedent; and

(b)           use reasonable endeavours, including duly executing all requisite forms and filings as required by any Governmental Authority and/or under any Law, to effect or procure the same as soon as possible within the statutory or other regulatory timeframe for obtaining the same, including conducting discussions and liaising with the relevant authorities and providing information necessary for the Seller or Purchaser (as the case may be) to transfer or procure the Required Operational Consent with effect from the Closing Date.

6.6           Employees

6.6.1        The Seller shall use its best efforts to procure the consent of the Employees for the transfer of their employment to the Purchaser with effect from the Closing Date.

6.6.2        The consent of each Transferring Employee shall be evidenced in a written tripartite agreement signed by each Employee, the Seller and the Purchaser (“New Employment Contracts”).

6.6.3        The Purchaser shall ensure that the New Employment Contracts will provide for employment of the relevant Transferring Employee with the Purchaser on and with effect from the Closing Date on terms and conditions no less favourable that those provided to such Transferring Employee by the Sellers immediately prior to the Closing Date.

6.7           Updating of Assets Schedules

6.7.1        No earlier than five Business Days and no later than three Business Days prior to the Closing Date, the Seller shall provide to the Purchaser an updated Schedule 1 hereto, setting forth an accurate and complete detailing of all material changes to Schedule 1 arising as a result of the operation of the Business between the Effective Date and the date of such update.

6.8           Incorporation and Joinder of the Purchaser

6.8.1        The Purchaser Parent will use its commercially reasonable endeavours to incorporate, under the (Indian) Companies Act, 1956, a wholly owned direct or indirect subsidiary (the “Purchaser”) of the Purchaser Parent as soon as practicable following the Effective Date and in any event not later than 30 days after the Effective Date.

6.8.2        The Purchaser Parent shall cause the Purchaser, promptly upon its incorporation, to become a party to this Agreement and adopt this Agreement with the same force and effect as if it were originally a party hereto by executing the joinder agreement in the agreed form (the “Joinder Agreement”).  The Purchaser Parent, the Seller and the Seller Parent shall also execute the Joinder Agreement at the same time as its execution by the Purchaser. Upon execution of the Joinder Agreement by the Purchaser and by the other Parties hereto, the Purchaser shall become and be a Party to this Agreement and shall be fully bound by and subject to all of the covenants, terms and conditions, and shall have all the rights, of the Purchaser contained herein with the same force and effect as if it were an original Party hereto.

6.9           Transition Services

6.9.1        The Parties shall in good faith promptly negotiate and agree on the scope and length of transition services to be provided by the Seller to the Purchaser following the Closing (the “Transition Services”). The Parties agree that the Transition Services shall be included in the schedules to the agreed form Transition Services Agreement and that, as set forth in section 3.1 of the Transition Services Agreement, the Transition Services will be charged to the Purchaser at no higher cost than the Seller’s costs and expenses for providing such Transition Services, without any markup for profit margin.

6.10         Agreed Remediation Steps

6.10.1      Prior to the Closing, the Seller shall use its reasonable best efforts to remedy those items set forth in Schedule 6.10 (the “Agreed Remediation Steps”) in accordance with accepted industry practices in India and in compliance with applicable Environmental Requirements of Law.

6.10.2      To the extent that any Agreed Remediation Step has not been completed by Closing in accordance with the standard prescribed under Clause 6.10.1 above, the Seller and the Seller Parent shall following the Closing indemnify the Purchaser from and against any and all Losses incurred by the Purchaser, which arise out of, result from or are in connection with such Agreed Remediation Step; provided, however, that (i) the liability of the Seller and the Seller Parent to indemnify the Purchaser after Closing for such Agreed Remediation Step shall not exceed the monetary amount set forth against such Agreed Remediation Step in Schedule 6.10; and (ii) the Agreed Remedial Steps to the extent remedied or indemnified in terms of this Clause 6.10 shall not result or form the basis for an Environmental Claim under Clause 10 against the Seller and/or the Seller Parent Following the Closing, the Seller and the Seller Parent shall have no right to control or participate in the steps Purchaser takes in respect of any Agreed Remediation Step.

7.             CLOSING

7.1           Date and Place

7.1.1        Unless otherwise agreed by the Parties, the Closing shall take place on the fifth (5th) Business Day from the date of the last CP Compliance Certificate or on such other date as may be mutually agreed by the Parties in writing. The Date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”. The Closing shall take place at 11:00 a.m. at the registered office of the Seller on the Closing Date unless otherwise agreed by the Parties in writing.

7.2           Closing Events

7.2.1        On Closing, the Seller and the Purchaser shall comply with their respective obligations specified in Schedule 7 (as required to be satisfied on the Closing Date) and Clause 7.3.1 hereof. The actions listed in Schedule 7 and Clause 7.3 shall take place simultaneously. Closing shall be deemed not to have occurred until and unless each of the actions listed in Schedule 7 (as required to be satisfied on the Closing Date) and Clause 7.3 are completed.

7.3           Payment of the Purchase Price

7.3.1        At the Closing, the Purchaser shall pay and remit, through the normal banking channels, the Agreed Price in immediately available funds to the bank account of the Seller (which shall have been provided by the Seller to the Purchaser beforehand).  The Purchaser shall ensure that submission of the KYC report and completion of other formalities relating to the remittance of the Agreed Price as may be required by the bank take place on or before the Closing Date.

7.3.2        If the Net Working Capital Adjustment is a positive amount, the Purchaser will pay to the Seller, by wire transfer of immediately available funds from the Purchaser to an account designated by the Seller, the amount of the Net Working Capital Adjustment (without any interest thereon), such payment to be made within ten (10)

days after the final determination of the Net Working Capital Adjustment in accordance with Clause 4 hereof.

7.3.3        If the Net Working Capital Adjustment is a negative amount, the Seller will refund the amount of the Net Working Capital Adjustment (without any interest thereon), such payment to be made within ten (10) days after the final determination of the Net Working Capital Adjustment in accordance with Clause 4 hereof. Any such payment by the Seller will be effected by wire transfer of immediately available funds from the Seller to an account designated by the Purchaser.

7.3.4        The Seller will refund the amount of the Accrued Benefits Adjustment (without any interest thereon) within ten (10) days after the final determination of the Accrued Benefits Adjustment in accordance with Clause 9.2 hereof. Such payment by the Seller will be effected by wire transfer of immediately available funds from the Seller to an account designated by the Purchaser.

7.3.5        The Purchaser will pay to the Seller, by wire transfer of immediately available funds from the Purchaser to an account designated by the Seller, the amount of the Aggregate Tax Credits Adjustment (without any interest thereon), such payment to be made within ten (10) days after the final determination of the Aggregate Tax Credits Adjustment in accordance with paragraph 10 of Schedule 7 hereto.

7.4           Breach of Closing Obligations

7.4.1        Closing shall be deemed to not have occurred until and unless all of the actions in Schedule 7 (as required to be satisfied on the Closing Date) are completed by the relevant Party. If the Seller or the Purchaser fails to comply with any material obligation in Clause 7.1.1 or 7.2.1 or Schedule 7 (as required to be satisfied on the Closing Date), the Purchaser, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim indemnity) by written notice to the other:

(a)           to effect Closing so far as practicable having regard to the defaults which have occurred; or

(b)           to fix a new date for Closing (being not more than ten (10) Business Days after the Closing Date or the Long Stop Date, whichever is applicable) in which case the provisions of this Clause 7 shall apply as so deferred, except that further deferral pursuant to this Clause 7.4 shall not be permitted.

8.             WARRANTIES

8.1           Seller Warranties

8.1.1        The Seller hereby represents and warrants to the Purchaser that each of the statements set out in Part A of Schedule 8.1 (“Seller

Warranties”) is now and will at Closing (by reference to the facts and circumstances existing at the relevant time) be true and accurate.

8.1.2        Each of the Seller Warranties shall be separate and independent and, save as expressly provided to the contrary in this Agreement, shall not be limited by reference to or inference from any other Seller Warranty or anything in this Agreement or the documents referred to herein.

8.1.3        The Seller acknowledges that the Purchaser has entered into this agreement on the basis of and in reliance upon (among other things) the Seller Warranties.

8.1.4        With effect from the Closing Date, the Seller shall not be entitled to raise as a defence to a claim by the Purchaser under this Agreement the fact that it had relied on information provided to it by any of the Employees or any of their agents (including advisers). The Seller hereby irrevocably waives any and all claims against each member of the Purchaser’s Group and any of its officers, employees (including without limitation the Employees), workers and, in connection only with the sale of the Business, its agents and undertakes (if any claim is made against it in connection with the sale of the Business to the Purchaser) not to make any claim against or seek any contribution from any such person (and undertakes that no other person claiming under or through it will make any such claim or seek any such contribution).

8.1.5        The only Seller Warranties given:

(a)           in respect of the Owned Real Property, Leased Real Property and Real Property Leases are those contained in paragraph 3.1 of Part A of Schedule 8.1 and each of the other Seller Warranties shall be deemed not to be given in respect of the Owned Real Property, Leased Real Property and Real Property Leases;

(b)           in respect of employment matters are those contained in paragraph 6 of Part A of Schedule 8.1 and each of the other Seller Warranties shall be deemed not to be given in respect of such matters;

(c)                                  in respect of Tax matters are those contained in paragraph 10 of Part A of Schedule 8.1 and each of the other Seller Warranties shall be deemed not to be given in respect of such matters; and

(d)                                 in respect of Acquired Intellectual Property are those contained in paragraph 15 of Part A of Schedule 8.1 and each of the other Seller Warranties shall be deemed not to be given in respect of such matters provided, however, that the Seller Warranties set out in paragraphs 1, 8, 16 and 18 of Part A of Schedule 8.1 shall be deemed to be given in respect also of the Owned Real Property, Leased  Real  Property  and  Real  Property  Leases,  employment  matters,  Tax matters and Acquired Intellectual Property, and shall accordingly not be subject to the limitations set forth in clauses 8.1.5(a) through (d) above. Notwithstanding anything to the contrary contained in this Agreement, the Seller Warranties set out in paragraphs 1, 8, 16 and 18 of Part A of Schedule 8.1 shall not apply in respect of Environmental Warranties, and the Parties expressly agree and acknowledge that, after the Closing, the indemnification rights stipulated under Clause 10 shall be the sole and exclusive remedies for the Purchaser in respect of any claims for breach by the Seller of any of the Environmental Warranties (and the provisions of Clause 11 or any other remedies under Law shall not apply).

8.1.6        The Purchaser acknowledges and agrees that, except as expressly provided under the Seller Warranties, the Seller does not give or make any other express or implied warranty or representation including any warranty or representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or any of its directors, officers, employees agents or advisors on or prior to the Effective Date.

8.2           The Seller’s Disclosures

8.2.1        Notwithstanding anything to the contrary, the Seller shall not be liable under any Seller Warranty if and to the extent that the fact, matter, event or circumstance giving rise to such liability was expressly and reasonably disclosed in this Agreement or the Disclosure Letter. No letter, document or other communication (whether or not in writing) shall be deemed to constitute a disclosure under the Disclosure Letter or any Supplemental Disclosure Letter unless it is expressly incorporated or reasonably disclosed in the Disclosure Letter or such Supplemental Disclosure Letter.

8.2.2        References in the Disclosure Letter and any Supplemental Disclosure Letter to paragraph numbers shall be to the paragraphs in Schedule 8.1 to which the disclosure relates. Such references are given for convenience only and shall not limit the effect of any of the disclosures, all of which are (subject, in the case of any Supplemental Disclosure Letter, to clause 8.2.4) made against the Seller Warranties as a whole.

8.2.3        The rights and remedies of the Purchaser under this Agreement (including the right to receive any compensation or indemnity) shall not be affected by any investigation into the business and affairs of the Business and/or the Seller (including any legal, financial, Tax and/or technical due diligence or evaluation), made or conducted by the Purchaser or the Purchaser Parent or any other person acting on its and/or their behalf, prior to the Effective Date or at any time thereafter. Save and except for the information expressly disclosed in the Disclosure Letter or, subject to clause 8.2.4, any Supplemental Disclosure Letter, none of the Seller Warranties shall be treated as qualified by any actual or constructive knowledge on the part of the Purchaser or Purchaser Parent or any of its and/or their agents, representatives, officers, employees or advisers.

8.2.4        The Seller Warranties given at Closing are made subject to any facts, matters, events or circumstances occurring after the Effective Date which are expressly and reasonably disclosed in any further letter delivered by the Seller to the Purchaser which letter is specifically expressed to be a letter delivered pursuant to this Clause 8.2.4 (a “Supplemental Disclosure Letter”); provided that the Seller shall only be entitled to make disclosures in a Supplemental Disclosure Letter in respect of any fact, matter, event or circumstance occurring after the Effective Date which, had it occurred before the Effective Date, would have enabled the Seller to make the relevant disclosure in the Disclosure Letter. For the avoidance of doubt, delivery of any Supplemental Disclosure Letter shall not affect any rights of the Purchaser under Clause 5.2.1 and nor shall any Supplemental Disclosure Letter be in any way effective to amend the Disclosure Letter, to qualify the Seller Warranties, or to cure any misrepresentation or breach of any Seller Warranty, in each case as of the Effective Date, and the rights of the Purchaser in respect of the Seller Warranties made as of the Effective Date shall remain unaffected by any Supplemental Disclosure Letter.

8.3           Purchaser Warranties

8.3.1        The Purchaser hereby represents and warrants to the Seller that the statements set out in Part C of Schedule 8.1 (“Purchaser Warranties”) are now and will at Closing (by reference to the facts and circumstances existing at the relevant time) be true and accurate.

9.             POST-CLOSING

9.1           Treatment of Liabilities

9.1.1        In accordance with the provisions of this Agreement, at the Closing, the Purchaser will assume and pay, perform and discharge when due only the following Liabilities of the Seller (collectively, the “Assumed Liabilities”):

(a)           all trade accounts payable reflected in the Balance Sheet or incurred by the Seller in the ordinary course of business and in accordance with the provisions of this Agreement, including Clause 6.1, between the date of the Balance Sheet and the Closing (other than trade accounts payable to any member of the Seller’s Group) and which are reflected in the Closing Balance Sheet and that are not delinquent as of the Closing; and

(b)           all Liabilities of the Seller arising after the Closing under the Contracts, including all Real Property Leases and the Brine Leases (except, in each case, for any Liability arising out of or relating to (A) any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Contract or (B) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure).

9.1.2        Notwithstanding any other provision of this Agreement or any other writing to the contrary, and regardless of any information disclosed to the Purchaser or any of its

Affiliates or representatives, the Purchaser does not assume and has no responsibility for any Liabilities of the Seller other than the Assumed Liabilities specifically listed in Clause 9.1.1 (such unassumed Liabilities, the “Excluded Liabilities”).  Without limiting the preceding sentence, the following is a non-exclusive list of Excluded Liabilities that the Purchaser does not assume, whether or not set forth in the Disclosure Letter, and that the Seller will remain bound by and liable for, and will pay, perform and discharge when due:

(a)           all Liabilities arising out of or relating to the Seller’s credit facilities or any security interest related thereto;

(b)           all Liabilities under any Contract, including any Brine Lease, that arise or exist after the Closing but that arise out of or relate to (i) any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Contract, including all rental payment obligations under the Brine Leases that fell due for payment prior to Closing, or (ii) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure;

(c)           all Liabilities arising out of or relating to product liability, indemnity, warranty, infringement, misappropriation or similar claims by any Person in connection with any tangible or intangible products or services used, sold or licensed by the Seller, in each case occurring prior to the Closing;

(d)           all Liabilities arising out of or relating to Indebtedness incurred by the Seller;

(e)           all Liabilities for Taxes arising as a result of the operation of the Business or ownership of the Acquired Assets prior to the Closing, including any Taxes that arise as a result of the sale of the Acquired Assets pursuant to this Agreement and any deferred Taxes of any nature;

(f)            all Liabilities arising under claims by employees or former employees of the Seller, including for compensation, benefits (including workers’ compensation and unemployment benefits), termination or continuation of their employment, or lack or delay of any notice relating to their employment;

(g)           all Liabilities for any wages, salaries, costs, dues, compensation benefits, entitlements, Tax deductions and other payments that relate to any of the Employees or to any of the Employee Benefit Plans prior to the Closing Date;

(h)           all Liabilities arising under or in connection with any Employee Benefit Plan relating to a period prior to the Closing, or relating to any termination, continuation, amendment or other acts or omissions in connection with any Employee Benefit Plan occurring prior to the Closing;

(i)            all Liabilities arising out of or resulting from the Seller’s compliance or non-compliance with any Law or judgment;

(j)            all Liabilities relating to any negotiations, agreements or other transactions, if any, by the Seller with any third party that relate to the acquisition by the Seller of any of the Acquired Assets or any termination of related negotiations or arrangements;

(k)           all professional, financial advisory, broker, finder or other fees of any kind incurred by the Seller;

(l)            all Liabilities of the Seller arising out of or incurred in connection with this Agreement, the transactions contemplated by this Agreement, or any other certificate, document or instrument executed in connection with the transactions contemplated by this Agreement, including the Seller’s disclosures to or negotiations with creditors or stockholders;

(m)          all Liabilities arising out of or relating to any employee grievance whether or not the affected employees are hired by the Purchaser;

(n)           all Liabilities arising out of or relating to any Proceeding pending or threatened prior to the Closing, including all Liabilities arising out of or relating to any Proceeding pending or threatened prior to the Closing regarding the release of Contaminants that have or are alleged to have caused injury to human health, property, the environment, or any natural resources;

(o)           all Liabilities arising out of or relating to any business or assets of the Seller that are not part of the Business or the Acquired Assets, including without limited the Seller’s chlor-alkali business;

(p)           all Liabilities arising out of any Proceeding commenced after the Closing and arising out of or relating to any occurrence or event happening before the Closing, except to the extent arising out of or relating to a breach of, or any failure by the Purchaser to comply with, any covenant or obligation binding on the Purchaser;

(q)           all Liabilities arising under or in connection with any Employee Benefit Plan arising prior to the Closing, or any termination, continuation, amendment or other acts or omissions in connection with any Employee Benefit Plan occurring prior to the Closing;

(r)            all Liabilities arising out of or related to any real properties other than the Owned Real Property and the Leased Real Property, including any Liabilities arising out of or related to the disposal of Contaminants at such real properties;

(s)           all other Liabilities arising out of the operation of the Business or otherwise prior to the completion of the Closing.

9.1.3        The Seller agrees with the Purchaser that it will, in accordance with its normal practice, pay, satisfy or discharge all Excluded Liabilities.

9.1.4        Without prejudice to Clause 9.1.2, the Parties acknowledge that Liabilities arising out of events occurring after the Closing Date during the Purchaser’s operation of the Business shall be for the account of the Purchaser, and the Seller and its Affiliates shall have no responsibility in respect of such Liabilities.

9.2           Employee-Related Covenants

9.2.1        The Purchaser agrees and undertakes that (without prejudice to the adjustment to the Purchase Price in respect of the Accrued Benefits Adjustment pursuant to Clause 3.1), it shall:

(a)           credit each Transferring Employee with any accrued and unused vacation, leave provision entitlement, sick and personal days accrued by such Transferring Employee as of the Closing Date;

(b)           assume and pay or perform when due all liabilities related to leave encashment, accrued bonus, and accrued gratuity as they relate to the Transferring Employees;

(c)           with respect to the Transferring Employees, take on all other liabilities arising on account of the Employee Benefit Plans of the Purchaser that are brought into existence on or after the Closing Date;

(d)           assume and pay or perform when due all Post-Closing Employee Liabilities.

9.2.2        On and from the Closing Date, if any Employee who is not a Transferring Employee is present at any of the Acquired Facilities, then the Seller shall forthwith remove, in so far as it is within its powers to do so, such Employees from the premises of the Acquired Facilities. The Seller will be solely liable for any severance payment required to be made to Employees as a result of the transactions contemplated by this Agreement.

9.2.3        As soon as practicable following the Closing Date, the Purchaser and the Seller will in good faith agree upon a reputable firm of actuaries in India and will cause such firm to determine, effective as of the Closing Date, the value of the gratuity, leave travel assistance and leave encashment benefits of the Transferring Employees as of the Closing Date (the “Accrued Benefits Adjustment”) determined as if the Transferring Employees terminated employment with the Seller as of the Closing Date.

9.2.4        Effective as of the Closing Date, the Transferring Employees will no longer participate in the Seller’s “Officers Superannuation Fund of Bilt Chemicals Limited” (the “Superannuation Scheme”), and the Seller will have taken all such action prior to the Closing Date as may be required to achieve this result.  Effective as of the Closing Date, the Purchaser will establish a replacement defined benefit pension plan (the “New Superannuation Scheme”), and a related trust, for the benefit of the Transferring Employees who were members of the Superannuation Scheme immediately prior to Closing, the terms of which plan and trust will be substantially identical to the terms of the Superannuation Scheme.  The Purchaser will recognize the service of the Transferring Employees with the Seller  prior to the Closing Date for all purposes under the New Superannuation Scheme.

9.2.5        As soon as practicable following the date of this Agreement, the Seller will cause its actuaries to determine, effective as of the Closing Date, the credit balance of each Transferring Employee in the Superannuation Scheme (the aggregate amount thereof being the “Transferring Scheme Corpus”) equal to the present value of benefits accrued to the Closing Date for all Transferring Employees , determined as if the Transferring Employees terminated employment with the Seller as of the Closing Date and with regard to only those benefits to which the Transferring Employees would be eligible based on their age and service as of the Closing Date.  The Seller will promptly following determination of the Transferring Scheme Corpus take such steps as are required to cause the Transferring Scheme Corpus to be transferred to the New Superannuation Scheme.

9.2.6        This Clause 9.2 shall operate exclusively for the benefit of the Parties to this Agreement and not for the benefit of any other Person, including the Employees or any other employee, consultant, former employee or independent contractor or other Person who performs or performed services to the Seller.

9.3           Noncompetition

9.3.1        During the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), the Seller will not, and the Seller Parent undertakes to procure that the Seller and the other members of the Seller’s Group (“Restricted Persons”) will not, directly or indirectly, engage in any business anywhere in the world that competes with the Business as conducted on the Closing Date (“Prohibited Business”), or own an interest in, manage, operate, control, lend money or render financial assistance to or participate in or be connected with, as a partner, stockholder, consultant or otherwise, any Person that is engaged or planning to become engaged in a Prohibited Business; provided, however, that, for the purposes of this Clause 9.3, ownership of securities having no more than 5% of the outstanding voting power of any Person which are listed on any national securities exchange and directly engaged in a Prohibited Business will not, in itself, be deemed to be in violation of this Clause 9.3.

9.3.2        The Seller and the Seller Parent acknowledge that failure to comply with the obligations under this Clause 9.3 may cause irreparable damage or injury to the Purchaser and that money damages would not be a sufficient remedy for any breach of this Clause 9.3 and that, in addition to all other remedies, the Purchaser shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any breach of this Clause 9.3.

9.4           Nonsolicitation by Seller Group

9.4.1        Unless otherwise agreed to in writing by the Purchaser, during the Restricted Period, the Seller will not, and the Seller Parent undertakes to procure that the Seller and the other Restricted Persons will not, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, (i) call upon any Transferring Employee or any individual who is, at the time the individual is called upon, an employee of the Purchaser for the purpose or with the intent of soliciting such employee away from or out of the employment of the Purchaser, or employ or offer employment to any individual who was or is employed by the Purchaser or (ii) cause, induce or attempt to cause or induce any customer, strategic partner, supplier, distributor, landlord or others in each case doing business with the Purchaser or the Business to cease or reduce the extent of its business relationship with the Purchaser or the Business or to deal with any competitor of the Purchaser or the Business.

9.4.2        The Seller and the Seller Parent acknowledge that failure to comply with the obligations under this Clause 9.4 may cause irreparable damage or injury to the Purchaser and that money damages would not be a sufficient remedy for any breach of this Clause 9.4 and that, in addition to all other remedies, the Purchaser shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any breach of this Clause 9.4.

9.4.3        The Parties agree and acknowledge that whilst the provisions of Clause 9.3 and this Clause 9.4 are reasonable and are not in the nature of restrictions but instead are in the furtherance of trade or business, the Parties agree that if any of the provisions should be held by a court or tribunal of competent standing to be invalid as an unreasonable restraint of trade (but would have been valid if part of the wording had been deleted or the period reduced or the range of activities or geographical area reduced in scope) the provisions of Clause 9.3 and 9.4 shall apply with such modifications (which would be deemed to have been made) as are necessary to make them valid and effectively enforceable by a court or tribunal of competent jurisdiction or a competent arbitration body.

9.5           Refunds and Remittances

9.5.1        If the Seller (or any of its Affiliates), on the one hand, or the Purchaser, on the other hand, after the Closing Date receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon and reasonable details regarding the reason for and source of the remittance, to an account or accounts designated in writing by such other party.

9.6           Customer Inquiries

9.6.1        After the Closing, the Seller will use commercially reasonable endeavours to promptly notify the Purchaser of each inquiry that it or any of its Affiliates directly receives relating to the Business from an existing customer of the Business or any other Person that expressly states its desire to explore a commercial relationship with the Business.

9.7           Non-Solicitation by Purchaser

9.7.1        The Purchaser hereby agrees and undertakes that it shall not, and the Purchaser Parent undertakes to procure that the Purchaser and the other members of the Purchaser’s Group will not, during the Restricted Period, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, call upon any employee of the Seller and the other members of the Seller’s Group for the purpose or with the intent of soliciting such employee away from or out of the employment of the Seller or other member of the Seller’s Group.

9.8           No Use of Seller Marks

9.8.1        The Purchaser shall, and the Purchaser Parent shall procure that the Purchaser shall:

(a)           within 90 days from the Closing Date, cease to use, and remove from all assets and other materials owned or used by it, including any premises, buildings, equipment, letterheads, business cards, invoices, websites, stationery, advertising and marketing materials, manuals, forms, signage, websites, email, computer software and systems and clothing, any trade or service name or mark, business name, logo or domain name owned by the Seller or any member of the Seller’s Group (other than those which form part of the Acquired Intellectual Property) or any mark, name or logo which is confusingly similar to any of them (the “Seller Marks”);

(b)           in the 90 day period from the Closing Date, whenever any written materials are provided by it or any company in the Purchaser’s Group to any Person, cause any references to any Seller Mark to be concealed and/or a separate note attached which makes it clear that the relevant company in the Purchaser’s Group has no relationship and is not in any way connected to any member of the Seller or the Sellers’ Group or its business. Any use by the Purchaser or any member of the Purchaser’s Group of any of the Seller Marks during the 90 day period from the Closing Date in accordance with this Clause 9.8.1(a) above shall be limited to use in respect of assets and materials in existence, and to which the Seller Marks have been applied/affixed, prior to the Closing Date. Nothing in this Agreement shall give the Purchaser or any other member of the Purchaser’s Group the right to apply any Seller Mark to any other assets and materials;

(c)           during the Restricted Period, not do anything which is detrimental or prejudicial to any Seller Mark or the reputation of the Seller or the Sellers’ Group; and

(d)           take any other reasonable steps as may be reasonably requested by the Seller to demonstrate that the Purchaser has no rights over the Seller Marks.

9.8.2        The Purchaser hereby acknowledges and agrees that the Seller is the exclusive owner of all intellectual property rights in the Seller Marks and the Purchaser shall not, and shall procure that none of the other members of the Purchaser’s Group shall, in any manner whatsoever, represent that it has any ownership interest in the Seller Marks or any of them including by way of applying for registration of the Seller Marks, or deny or contest the validity or enforceability of any of the Seller

Marks, or oppose or seek to cancel any registration thereof, or aid or abet others in doing any such acts.

9.8.3        The Purchaser acknowledges that failure by it to comply with the obligations under this Clause 9.8 may cause irreparable damage or injury to the Seller and that money damages would not be a sufficient remedy for any breach of this Clause 9.8 and that, in addition to all other remedies, the Seller shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any breach of this Clause 9.8.

9.9           Required Operational Consents

9.9.1        If so required by Law, within 30 days after the Closing Date, the Seller shall de-register or surrender any Required Operational Consent in its name which have not been transferred to the Purchaser

10.          ENVIRONMENTAL MATTERS

10.1         Environmental Warranties. The Seller hereby represents and warrants to the Purchaser that each of the Environmental Warranties is now and will at Closing (by reference to the facts and circumstances existing at the relevant time) be true and accurate. Each of the Environmental Warranties shall be separate and independent and, save as expressly provided to the contrary in this Agreement, shall not be limited by reference to or inference from any other Environmental Warranty or anything in this Agreement or the documents referred to herein. The Seller acknowledges that the Purchaser has entered into this agreement on the basis of and in reliance upon (among other things) the Environmental Warranties.

10.2         Indemnification by the Seller. Notwithstanding anything to the contrary contained in this Agreement, and subject to the limitations expressly set forth in Clauses 10.3 and 10.4, the Seller and the Seller Parent (the “Environmental Indemnifying Parties”) shall jointly and severally indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Losses suffered by the Purchaser Indemnified Parties which arise out of, result from or are in connection with:

10.2.1      any “Unknown Environmental Liability” which shall be defined for purposes of this Agreement to mean and include any Liabilities or legal obligations that are not listed on Schedule 10 and that relate to or arise from (a) any Release of or any exposure of any Person to any Contaminants at, on, in, to, from or under the Owned Real Property or the Leased Real Property that occurred on or before the Closing Date, including the subsequent migration of such Contaminants from such properties, (b) any violation of Environmental Requirements of Law by the Business or the Seller that occurred on or before the Closing Date, until such violation is resolved pursuant to the terms of this Clause 10; or (c) any Proceeding asserted in response to (a) through (b) above;

10.2.2      any breach of any of the Environmental Warranties;

10.2.3      any “Known Environmental Liability” which shall be defined for purposes of this Agreement to mean and include any Liabilities or legal obligations that are both:

(a)           listed on Schedule 10; and

(b)           relate to or arise from:

(i)            any Release of or any exposure of any Person to any Contaminants at, on, in, to, from or under the Owned Real Property or the Leased Real Property that occurred on or before the Closing Date, including the subsequent migration of such Contaminants from such properties;

(ii)           any violation of Environmental Requirements of Law by the Business or the Seller that occurred on or before the Closing Date, until such violation is resolved pursuant to the terms of this Clause 10; or

(iii)          any Proceeding asserted in response to (a) through (b) above.

10.3         Survival.

10.3.1      The indemnification rights stipulated under this Clause 10 shall survive Closing. For the avoidance of doubt, it is clarified that the survival of the indemnification rights under this Clause 10 shall not be deemed to imply a repetition of any of the Environmental Warranties after the Closing Date.

10.3.2      The indemnities set forth in Clauses 10.2.1 and 10.2.2 shall expire on the eight (8) year anniversary of the Closing Date (the “Unknown Environmental Liability Indemnity Period”); provided only, however, that if any Purchaser Indemnified Party provides an Environmental Claim Notice in respect of a particular Unknown Environmental Liability or breach of an Environmental Warranty within the Unknown Environmental Liability Indemnity Period, the indemnity set forth in Clause 10.2.1 or 10.2.2 (as the case may be) shall survive until resolved with respect to Losses relating to or resulting from such Liability or breach.  Any Losses relating to or resulting from an Unknown Environmental Liability or breach of an Environmental Warranty that is not the subject of an Environmental Claim Notice issued prior to the expiration of the Unknown Liability Indemnity Period shall be deemed to constitute Assumed Liabilities with effect from the expiration of the Unknown Environmental Liability Indemnity Period and the Seller shall have no liability under this Agreement for such Losses thereafter.

10.3.3      The indemnity set forth in Clause 10.2.3 shall expire on the eight (8) year anniversary of the Closing Date (the “Known Environmental Liability Indemnity Period”); provided only, however, that if any Purchaser Indemnified Party provides an Environmental Claim Notice in respect of a particular Known Environmental Liability within the Known Environmental Liability Indemnity Period, the indemnity set forth in Clause 10.2.3 shall survive until resolved with respect to Losses relating to or resulting from that Known Environmental Liability. Any Losses relating to or resulting from a Known Environmental Liability that is not the subject of an Environmental Claim Notice issued prior to the expiration of the Known Liability Indemnity Period shall be deemed to constitute Assumed Liabilities with effect from the expiration of the Known Environmental Liability Indemnity Period and the Environmental Indemnifying Parties shall have no liability under this Agreement for such Losses thereafter.

10.4         Limitations on Liability.

10.4.1      Shifting of Responsibility for Losses From Known Environmental Liability.  Subject to Clause 10.3.2 and to Clause 10.4.3, the amount in respect of which the Environmental Indemnifying Parties shall be liable to indemnify, defend and hold harmless the Purchaser Indemnified Parties pursuant to Clause 10.2.3 shall be limited as follows:

(a)           The Environmental Indemnifying Parties shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against one hundred percent (100%) of any and all Losses relating to or resulting from a Known Environmental Liability that is the subject of an Environmental Claim Notice issued prior to the two (2) year anniversary of the Closing Date;

(b)           The Environmental Indemnifying Parties shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against seventy-five percent (75%) of any and all Losses relating to or resulting from a Known Environmental Liability that is the subject of an Environmental Claim Notice issued after the two (2) year anniversary of the Closing Date but prior to the four (4) year anniversary of the Closing Date, and the remaining twenty-five percent (25%) of such Known Environmental Liability Losses shall be deemed to constitute Assumed Liabilities;

(c)           The Environmental Indemnifying Parties shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against fifty percent (50%) of any and all Losses relating to or resulting from a Known Environmental Liability that is the subject of an Environmental Claim Notice issued after the four (4) year anniversary of the Closing Date but prior to the six (6) year anniversary of the Closing Date, and the remaining fifty percent (50%) of such Known Environmental Liability Losses shall be deemed to constitute Assumed Liabilities;

(d)           The Environmental Indemnifying Parties shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against twenty-five percent (25%) of any and all  Losses relating to or resulting from a Known Environmental Liability that is the subject of an Environmental Claim Notice issued after the six (6) year anniversary of the Closing Date but prior to the eight (8) year anniversary of the Closing, and the remaining seventy-five percent (75%) of such Known Environmental Liability Losses shall be deemed to constitute Assumed Liabilities;

(e)           Mitigation. Subject to the terms and conditions set forth herein, the Purchaser shall, and shall cause each of the Purchaser Indemnified Parties to, use reasonable endeavours to mitigate any Losses for Known Environmental Liabilities and Unknown Environmental Liabilities with respect to which it may be entitled to seek indemnification pursuant to this Clause 10.  Such efforts by the Purchaser shall include, without limitation, prompt notice to the Seller of any facts constituting the basis of any Environmental Claim, as defined in Clause 10.5.1, and reasonable actions to limit the extent or duration of any Losses until such reasonable time as is necessary for the Environmental Indemnifying Parties to promptly accept responsibility for the resolution of any Environmental Claim pursuant to Clause 10.5.

10.4.2      The aggregate liability of the Environmental Indemnifying Parties to indemnify the Purchaser Indemnified Parties in respect of Unknown Environmental Liabilities and breaches of Environmental Warranties under Clauses 10.2.1 and 10.2.2 shall not exceed INR 435,000,000.

10.4.3      The aggregate liability of the Environmental Indemnifying Parties to indemnify the Purchaser Indemnified Parties in respect of Known Environmental Liabilities under Clause 10.2.3 shall not exceed INR 435,000,000.

10.4.4      The Environmental Indemnifying Parties shall not be liable under this Agreement in respect of any claim under Clause 10 to the extent that the same would not have occurred but for the passing of, or any change in, after the Closing Date, any Law or any change after the Closing Date of any generally accepted interpretation or application of any legislation.

10.4.5      The Environmental Indemnifying Parties shall not be liable to indemnify the Purchaser under this Clause 10 in respect of the cost of any Remedial Action in connection with any Release where such Remedial Action is conducted by the Purchaser after Closing without being required under Environmental Requirements of Law.

10.5         Recovery from Third Parties following Recovery from the Indemnifying Party

If an Environmental Indemnifying Party has paid an amount to the Purchaser Indemnified Parties in discharge of any claim under this Clause 10 of this Agreement and the Purchaser Indemnified Party thereafter actually recovers from a third party (including pursuant to any applicable insurance policy) a sum which indemnifies or compensates the Purchaser Indemnified Party (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, then the Purchaser Indemnified Party shall pay to the Seller as soon as practicable after receipt of an amount which is the lesser of: (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery; and (ii) the amount previously paid by an Environmental Indemnifying Party to the Purchaser Indemnified Party.

10.6         Insurance

The amount of any and all Losses in respect of any claim for breach of an Environmental Warranty will be net of any amounts of any insurance proceeds actually recovered by the Purchaser under a Transferable Insurance Policy. The Purchaser will use its commercially reasonable endeavours to collect the proceeds of any available insurance under a Transferable Insurance Policy which would have the effect of reducing any Losses.

10.7         Double Claims

The Purchaser Indemnified Parties shall not be entitled to recover from the Environmental Indemnifying Parties under Clause 10 of this Agreement more than once in respect of the same Losses suffered.

10.8         Procedure for Indemnification For Environmental Losses.

10.8.1      If the Purchaser seeks indemnity under this Clause 10 (an “Environmental Claim”), it will give written notice (an “Environmental Claim Notice”) to the Environmental Indemnifying Parties within 30 days from the Purchaser’s receipt of knowledge of the Environmental Claim provided, however, that the failure to provide the notice within 30 days shall not relieve Environmental Indemnifying Parties of their indemnity obligations hereunder, except to the extent of any losses resulting from the delay in notice.  The Environmental Claim Notice must set forth with reasonable particularity (to the extent then known) the nature of the condition or event giving rise to the Environmental Claim and the estimated amount of any Losses incurred or reasonably expected to be incurred by the Purchaser Indemnified Parties.  The Purchaser Indemnified Parties shall provide the Environmental Indemnifying Parties with (a) all information available with the Purchaser Indemnified Parties with respect to such Environmental Claim (including without limitation, access to all relevant documents, records, Books, employees and personnel of the Purchaser Indemnified Parties and its advisors, copies of sampling data, environmental reports, proposals and correspondence in the possession of the Purchaser relevant to the Environmental Claim), and (b) access to the site affected by an Environmental Claim, pursuant to reasonable and necessary terms of access.

10.8.2      If the matter or circumstance that gives rise to an Environmental Claim is a result of or in connection with a claim by a third party (a “Third Party Environmental Claim”) then, subject to the terms of this Clause 10.8, the Environmental Indemnifying Parties shall have the right to elect, within 60 days from receipt of the relevant Environmental Claim Notice, by written notice to the Purchaser (a “Control Notice”), at their own expense, to conduct, direct, manage, implement and control the resolution of such Third Party Environmental Claim, including the right to raise timely and reasonable objections and defenses to any obligations imposed on the Purchaser Indemnified Parties under any Environmental Requirements of Law. If a Control Notice is issued by the Environmental Indemnifying Parties, the Purchaser Indemnified Parties shall not make any admissions in relation to the relevant Third Party Environmental Claim or compromise, dispose of or settle such Third Party Environmental Claim without the written consent of an Environmental Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, the Purchaser shall have the right, but not the obligation, to conduct, direct, manage, implement and control the resolution of any Third Party Environmental Claim, including the right to raise timely and reasonable objections and defenses to any obligations imposed on the Purchaser Indemnified Parties under any applicable environmental Law, for any such Third Party Environmental Claim where 50% or more of the actual or anticipated Losses in respect thereof constitute or would constitute Losses for which the Purchaser will not be indemnified pursuant to this Clause 10 as a result of the limitations of liability set forth in Clause 10.4, provided however, that (i) the Environmental Indemnifying Parties may retain separate counsel and participate in the defense of such Third Party Environmental Claim, at their own cost and expense, and (ii) the Purchaser shall consult with the Environmental Indemnifying Parties in relation to the conduct of such Third Party Environmental Claim and take reasonable account of the views of the Environmental Indemnifying Parties before taking any action in relation to such Third Party Environmental Claim.

10.8.3      With respect to any Remedial Action performed by the Environmental Indemnifying Parties pursuant to a Control Notice, the Environmental Indemnifying Parties agree to provide the Purchaser within a reasonable time frame: (i) copies of all work plans, test results, sampling data, surveys and other data generated by the Environmental Indemnifying Parties and their representatives, promptly upon the availability thereof, but in any event, prior to submitting the same to any Governmental Authority; (ii) copies of all material draft reports and final reports, plans and other documents developed with respect to the Remedial Actions; (iii) an opportunity to meet with the Seller and/or its representatives and any Governmental Authority, and (iv) an opportunity to timely comment upon any proposed Remedial Actions. The Environmental Indemnifying Parties shall provide due consideration to any comments or suggestions provided by the Purchaser and shall ensure that the scope of any such Remedial Actions avoids any unnecessary interference with the operation of the Business.  The Purchaser shall have the right to approve the scope of any Remedial Actions that the Purchaser determines, in good faith and its reasonable judgment, will materially limit the Purchaser’s ability to operate its Business or materially reduce the value of any of the Acquired Assets, such approval of the Purchaser not to be unreasonably withheld, conditioned or delayed.

10.8.4      Subject to the Environmental Indemnifying Parties’ compliance with Clause 10.8.5 in respect of a Remedial Action to be undertaken, where the Seller initiates a Remedial Action, then the Purchaser Indemnified Parties shall promptly discontinue or withdraw any Proceedings initiated by such Purchaser Indemnified Party against the Seller, its Affiliates and their respective directors, officers and employees (“Seller Indemnifying Parties”) relating to such Remedial Actions.

10.8.5      The Seller agrees to diligently perform (or direct its representatives to perform) all Remedial Actions in a good and workmanlike manner in accordance with accepted industry practices in India and standards in compliance with applicable Environmental Requirements of Law, including obtaining all permits, registrations and licenses, and managing the disposal of all wastes generated during the Remedial Actions, and complying with customary health and safety requirements in India.

10.8.6      Notwithstanding anything to the contrary in this Agreement, irrespective of which party assumes responsibility for any Remedial Actions performed under this Agreement, the parties shall cooperate with each other in the development and implementation of any Remedial Actions and shall share information and provide reasonable access to information, employees and agents, and property to allow the parties to protect and defend their respective interests under this Agreement.  The parties shall also collaborate on the scope of any Remedial Actions to be performed to ensure the completion of any such Remedial Actions occurs in a manner that is cost effective, complies with applicable Environmental Requirements of Law and avoids any unnecessary adverse impact on Purchaser’s operation of the Business.

10.8.7      Any indemnification of the Purchaser Indemnified Parties pursuant to this Clause 10 will be satisfied directly by wire transfer of immediately available funds to an account designated by the Purchaser.

11.          INDEMNITIES

11.1         Subject to occurrence of the Closing, and Clauses 11.2, 11.3, 11.4, 12 and 13 hereof:

11.1.1      The Seller and the Seller Parent shall jointly and severally indemnify, defend and hold harmless, the Purchaser, its Affiliates and their respective directors (the “Purchaser Indemnified Parties”) from and against any and all Losses suffered by the Purchaser Indemnified Parties, which arise out of, result from or are in connection with (i) any breach of any of the Seller Warranties; (ii) any non-fulfillment of or failure to perform any covenant or obligation or agreement or undertaking of the Seller or the Seller Parent contained in this Agreement, any Ancillary Agreement or in any certificate, instrument or other document delivered by or on behalf of the Seller pursuant to this Agreement by the Seller; or (iii) any Excluded Liability.

11.1.2      The Purchaser and the Purchaser Parent shall jointly and severally indemnify, defend and hold harmless, the Seller, its Affiliates and their respective directors (the “Seller Indemnified Parties”) from and against any and all Losses suffered by the Seller Indemnified Parties, which arise out of, result from or are in connection with (i) any breach of any of the Purchaser Warranties, (ii) any non-fulfillment of or failure to perform any covenant or obligation or agreement or undertaking of the Purchaser or the Purchaser Parent contained in this Agreement, any Ancillary Agreement or in any certificate, instrument or other document delivered by or on behalf of the Purchaser pursuant to this Agreement by the Purchaser; or (iii) any Assumed Liability.

11.2         Subject to Clauses 6.10, 12 and 13, the Parties hereby expressly agree and acknowledge that, after the Closing, the indemnification rights stipulated under Clause 11.1 shall be the sole and exclusive monetary remedies for each Party in respect of any claims for breach by the other Party of any of the warranties given by such Party in this Agreement, and notwithstanding anything to the contrary contained in this Agreement, no Party shall be liable to any other Party for any Special Losses and each Party hereby unconditionally and irrevocably releases the other Party from any such liability. For the avoidance of doubt, all such indemnification rights are in addition and without prejudice to any non-

monetary remedies that a Party may have in Law, including specific performance and injunctive relief; but provided, however, that no Party shall have the right to seek rescission of this Agreement following Closing.

11.3         Subject to Clause 12.1, the indemnification rights stipulated under this Clause 11 shall survive Closing. For the avoidance of doubt, it is clarified that the survival of the indemnification rights under this Clause 11 shall not be deemed to imply a repetition of any of the Seller Warranties or the Purchaser Warranties after the Closing Date.

11.4         Notwithstanding anything to the contrary in this Agreement, the provisions of this Clause 11 and the limitations set out in Clauses 12 and 13 shall not apply to any Environmental Claim.

12.          LIMITATION OF LIABILITY

12.1         Time Limitation for Claims against the Seller and the Seller Parent

12.1.1      Neither the Seller nor the Seller Parent shall be liable under this Agreement in respect of any claim for breach of a Seller Warranty unless a Notice of Claim (as defined below) is given by the Purchaser to the Seller or the Seller Parent under Clause 12.2 containing reasonable details of such claim including the Purchaser’s estimate (on a without prejudice basis) of the amount of the claim prior to the second (2nd) anniversary of the Closing Date, except as regards claims in respect of:

(a)           breach of the Seller Warranties in Schedule 8.1, Part A, paragraphs 12 (General),  3.1.5, 3.2.1, 14 (No Conflict) and 16 (Fees and Expenses of Brokers) (collectively, the “Seller Fundamental Warranties”), in which case claims will survive indefinitely; and

(b)           breach of the Seller Warranties in Schedule 8.1, Part A paragraph 10 (Tax Matters), in which case the Notice of Claim should have been given within seven (7) years from the Closing Date.

12.2         Aggregate Minimum Claims

12.2.1      Neither the Seller Parent nor the Seller shall not be liable under this Agreement in respect of any claim under Clause 11.1.1(i) of this Agreement for breach of a Seller Warranty unless the aggregate amount of all claims for breach of Seller Warranties for which the Seller Parent or the Seller would otherwise be liable for under this Agreement exceeds an amount equal to one and one-half percent (1.5%) of the Agreed Price (“Basket Threshold”); provided, however, that the foregoing limitation does not apply to claims in respect of breach of the Seller Fundamental Warranties.

12.2.2      Where the liability agreed or determined in respect of all claims against the Seller Parent or the Seller referred to in Clause 12.2.1 exceeds the  Basket  Threshold,  the liability of the Seller Parent and the Seller shall be for the entire amount of such liability, including the amount constituting the Basket Threshold and not merely for the amount in excess of the Basket Threshold.

12.3         Maximum Liability

The aggregate liability of the Seller Parent and the Seller in respect of all claims for breach of Seller Warranties that may be made against it under Clause 11.1.1(i) of this Agreement shall not exceed an amount equal to 25% of the Purchase Price; provided, however, that the foregoing limitation does not apply to claims in respect of breach of the Seller Fundamental Warranties.

12.4         Contingent Liabilities

No Party shall be liable under this Agreement in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable, provided that this Clause 12.4 shall not operate to avoid a claim made in respect of a contingent liability within the applicable time limits specified in Clause 12.1 if the notice of such claim has been served before the expiry of the relevant period (even if such liability does not become an actual or quantifiable liability, as the case may be, until after the expiry of such period).

12.5         Losses

No Party shall be liable under this Agreement in respect of any Special Losses.

12.6         Matters Arising Subsequent to Closing

12.6.1      Neither Party shall be liable under this Agreement in respect of any claim for breach of a Seller Warranty or Purchaser Warranty (as applicable) to the extent that the same would not have occurred but for:

(t)            Agreed Matters: any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request in writing or with the approval in writing of the other Party or any of its Affiliates (including, for the avoidance of doubt, any action not taken by the Seller as a result of the Purchaser not approving any action which the Seller proposes to take under Clause 6.1.2);

(u)           Changes in Legislation:

(i)            the passing of, or any change in, after the Closing Date, any Law or administrative practice of any Governmental Authority including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the Closing Date; or

(ii)           any change after the Closing Date of any generally accepted interpretation or application of any legislation.

12.6.2      Neither the Seller Parent nor the Seller shall be liable under this Agreement in respect of any claim for breach of a Seller Warranty in respect of any matter to the extent that the same would not have occurred but for any change in accounting or Taxation policy, bases or practice of the Purchaser or the Business introduced or having effect after Closing, other than any change required to make the accounting or Taxation policies comply with applicable Law as in effect at the Closing.

12.7         Recovery from Third Parties following Recovery from the Indemnifying Party

If the Seller or Seller Parent or the Purchaser or the Purchaser Parent (the “Indemnifying Party”) has paid an amount to the Seller Indemnified Parties or the Purchaser Indemnified Parties, as applicable (the “Indemnified Party”) in discharge of any claim under this Agreement and the Indemnified Party thereafter actually recovers from a third party (including pursuant to any applicable insurance policy) a sum which indemnifies or compensates the Indemnified Party (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, then the Indemnified Party shall pay to the Indemnifying Party as soon as practicable after receipt of an amount which is the lesser of: (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery; and (ii) the amount previously paid by the Indemnifying Party to the Indemnified Party.

12.8         Insurance

The amount of any and all Losses in respect of any claim for breach of a Seller Warranty will be net of any amounts of any insurance proceeds actually recovered by the Purchaser under a Transferable Insurance Policy. The Purchaser will use its commercially reasonable endeavours to collect the proceeds of any available insurance under a Transferable Insurance Policy which would have the effect of reducing any Losses.

12.9         Double Claims

The Purchaser Indemnified Parties shall not be entitled to recover from the Seller or the Seller Parent, and the Seller Indemnified Parties shall not be entitled to recover from the Purchaser or the Purchaser Parent, under this Agreement more than once in respect of the same Losses suffered.

12.10       Mitigation of Losses

Each Party shall ensure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability to the other Party in respect of any claim under this Agreement.

12.11       No Rescission

Following the Closing, no Party shall be entitled to rescind this Agreement.

12.12       Fraud and Intentional Misrepresentation

None of the limitations contained in Clause 11 or this Clause 12 shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud, intentional misrepresentation or deliberate non-disclosure by the Seller or the Purchaser or the Seller Parent or the Purchaser Parent.

13.          CLAIMS

13.1         Claims Procedure

13.1.1      If either Party determines that it has a claim for breach by the other Party of this Agreement, such Party shall give notice of such claim to the other Party within the time limits specified in Clause 12.1 (a “Notice of Claim”), specifying full information in relation to the legal and factual basis of the claim and the evidence on which such Party relies and, if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event); provided, however, that such Party’s failure to provide such notice in not more than twenty (20) Business Days shall not preclude such Party from being indemnified for such claim or demand, except to the extent that the failure to give timely notice results in the actual forfeiture of substantive defences by the other Party or increases the amount of the indemnifiable claim.

13.1.2      Within 60 days after delivery of a Notice of Claim, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:

(a)           agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Notice of Claim; or

(b)           dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

13.1.3      If the Indemnifying Party fails to take either of the foregoing actions within 60 days after delivery of the Notice of Claim, then the Indemnifying Party will be deemed to have irrevocably accepted the Notice of Claim and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Notice of Claim.

13.1.4      If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within 60 days after delivery of the Notice of Claim, then the dispute may be resolved by any legally available means consistent with the provisions of Clause 17.

13.1.5      Any indemnification of the Purchaser Indemnified Parties pursuant to Clause 11 will be effected by wire transfer of immediately available funds to an account designated by the Purchaser.

13.1.6      Any indemnification of the Seller pursuant to Clause 11 will be effected by wire transfer of immediately available funds to an account designated by the Seller.

13.1.7      The foregoing indemnification payments will be made within five Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the Parties, (ii) the amount of such payments are determined pursuant to Clause 13.1.3 if an Objection Notice has not been timely delivered in accordance with Clause 13.1.2 or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final judgment of an arbitral body having jurisdiction over such Proceeding as permitted by Clause 17 if an Objection Notice has been timely delivered in accordance with Clause 13.1.3.

13.2         Commencement of Proceedings

Any claim notified against the Seller pursuant to Clause 13.1 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn twelve (12) months after the issuance of the Notice of Claim unless Proceedings in respect of it have been commenced and notice of such Proceedings is served on the Seller, and such Proceedings are diligently pursued; provided, however, that in the case of a claim for a contingent Liability, the 12-month period referred to above shall only start to run on the date that such contingent Liability becomes an actual Liability.

13.3         Investigation by Indemnifying Party

In connection with any matter or circumstance that may give rise to a claim (including any claim in respect of an Excluded Liability) against the Purchaser, the Purchaser Parent, the Seller or the Seller Parent, as an Indemnifying Party under this Agreement:

(a)           the Indemnified Party shall allow the Indemnifying Party and its financial, accounting or legal advisors to investigate the matter or circumstance alleged to give rise to a claim and whether and to what extent any amount is payable in respect of such claim;

(b)           the Indemnified Party shall disclose to the Indemnifying Party all materials of which the Indemnified Party is aware which relates to the claim and shall procure that all its Affiliates shall also give all such information and assistance, including access to premises and personnel during normal business hours, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Indemnifying Party or its financial, accounting or legal advisors may reasonably request subject to the Indemnifying Party agreeing in such form as the Indemnified Party may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question; and

(c)           the Indemnified Party shall allow the Indemnifying Party to remedy or rectify the matter or circumstance alleged to give rise to such claim, to the extent possible, within thirty (30) business days of receipt of a Notice of Claim by the

Indemnifying Party and provide all reasonable assistance to the Indemnifying Party, at the cost and expenses of the Indemnifying Party, to rectify any such matter or circumstance.

13.4         Conduct of Third Party Claims

Save and except for a Third Party Environmental Claim pursuant to Clause 10, if the matter or circumstance that may give rise to a claim against the Purchaser, the Purchaser Parent, the Seller or the Seller Parent, as the Indemnifying Party, under this Agreement is a result of or in connection with a claim by a third party (a “Third Party Claim”) then:

13.4.1      the Indemnified Party shall notify the Indemnifying Party in accordance with Clause 13.1 of such Third Party Claim (a “Third Party Claim Notice”)

13.4.2      the Indemnified Party shall consult with the Indemnifying Party in relation to the conduct of the Third Party Claim and take reasonable account of the views of Indemnifying Party before taking any action (whether taken or to be taken by the Indemnified Party or any Affiliate thereof) in relation to the Third Party Claim;

13.4.3      the Indemnifying Party shall be entitled at its own expense, by notice in writing to the Indemnified Party, to assume control of the defence of such Third Party Claim and thereafter to take such action (subject to the remaining provisions of this Clause 13.4) as they shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim (including making counterclaims) in the name of and on behalf of the Indemnified Party or Affiliates thereof and to have the exclusive conduct of any Proceedings, negotiations or appeals related to such Third Party Claims, but if and only if the Indemnifying Party further:

(a)           acknowledges in writing to the Indemnified Party that any Losses that may be finally determined, by a court or arbitral body of competent jurisdiction, against the Indemnified Party in connection with the Third Party Claim will constitute Losses for which the Indemnified Party will be indemnified pursuant to Clause 11 (but subject to Clauses 12 and 13) without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense; and

(b)           retains reputable counsel for the defense of the Third Party Claim and furnishes to the Indemnified Party reasonable evidence that the Indemnifying Party has and will have sufficient financial resources to fund on a current basis the cost of such defense and pay all Losses that may arise under the Third Party Claim.

13.4.4      If the Indemnifying Party fails to give notice to the Indemnified Party to assume control of the defence of a third Party Claim in accordance with Clause 13.4.3 and the Indemnified Party is controlling the defense of a Third Party Claim, the Indemnified Party has the right to agree in good faith to any compromise or settlement of, or the entry of any judgment arising from, the Third Party Claim without prior notice to or consent of the Indemnifying Party.  If the Indemnifying Party is controlling the defense of a Third Party Claim, the Indemnifying Party will not agree to any compromise or settlement of, or the entry of any judgment arising from, the Third Party Claim without the prior written consent of the Indemnified Party (which consent the Indemnified Party will not unreasonably withhold or delay) unless (i) the terms of the judgment or proposed compromise or settlement include as an unconditional term thereof the giving to the Indemnified Parties by the third party of a full, complete and unconditional release of the Indemnified Parties (and their Affiliates) from all Liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnified Parties (or any of their Affiliates) or (B) any violation of the rights of any Person by the Indemnified Parties (or any of their Affiliates) and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnifying Party.  Subject to this Clause 13.4, the Indemnified Party will have no Liability with respect to any compromise or settlement of, or the entry of any judgment arising from, any Third Party Claim effected without its consent.

13.4.5      The party not controlling the defense (the “Noncontrolling Party”) may participate in a Third Party Claim at its own expense.  However, if the Indemnifying Party assumes control of such defense as permitted above and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to the Third Party Claim, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement.  The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party.  The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist in the defense of the Third Party Claim.

14.          CONFIDENTIALITY

14.1         Announcements

14.1.1      Pending Closing, no announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of either Party or any Affiliate thereof without the prior written approval of the other Party. This restriction shall not affect any announcement or circular required by Law or any regulatory body or the rules of any recognised stock exchange but the Party with an obligation to make an announcement or issue a circular shall consult with the other Party insofar as is reasonably practicable before complying with such an obligation.

14.2         Confidentiality

14.2.1      The Confidentiality Agreement shall cease to have any force or effect from the Effective Date, without prejudice to any right or claim which has arisen thereunder on or prior to the Effective Date.

14.2.2      Subject to Clause 14.2.3:

(a)           The Seller and the Purchaser shall treat as strictly confidential and not disclose or use any information received or obtained in the context of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(i)            the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement;

(ii)           the negotiations relating to this Agreement (and any such other agreements); or

(iii)          the Seller and the Purchaser shall not in any manner use, copy, reproduce or disclose, and shall take reasonable action to secure against theft, loss or unauthorised disclosure, the information received or obtained as a result of entering into this Agreement;

(b)           The Seller and its Affiliates shall treat as strictly confidential and not disclose or use any information relating to the Business following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group;

(c)           The Purchaser’s Group shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Seller’s Group including, prior to Closing, the Business.

14.2.3      Clause 14.2.2 shall not prohibit disclosure or use of any information if and to the extent that:

(a)           the disclosure or use is required by Law, any regulatory body or any recognised stock exchange;

(b)           the disclosure or use is required for the purpose of any judicial Proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(c)           the disclosure is made to professional advisors, independent auditors or actual or potential financiers of any member of the Seller’s Group or the Purchaser’s Group on terms that such professional advisors, independent auditors or financiers undertake to comply with the provisions of Clause 14.2.1 in respect of such information as if they were a party to this Agreement;

(d)           the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);

(e)           the disclosure or use is required to allow a Party to satisfy the public financial reporting requirements applicable to it or its Affiliates as required by the relevant regulatory body;

(f)            the disclosure is made on a confidential basis to potential purchasers of all or part of the Seller’s Group or the Purchaser’s Group or to their professional advisors or financiers;

(g)           the other party has given prior written approval to the disclosure or use, such approval not to be unreasonably withheld or delayed in the case of any proposed press release by a Party upon signing or Closing; or

(h)           the information is independently developed after Closing;

provided that prior to disclosure or use of any information pursuant to Clause 14.2.3, (a) or (b), but subject to Clause 14.2.4, the Party concerned shall, to the extent practical, promptly notify the other Party of such requirement with a view to providing that other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

14.2.4      The Parties acknowledge and agree that the Purchaser Parent shall, following execution of this Agreement, issue a form 8-K report to the United States Securities and Exchange Commission pursuant to its obligations under the United States Securities Exchange Act of 1934, and that the issuance of such report shall not be contested by the Parties. The Parties further acknowledge and agree that the Purchaser Parent shall, as part of its Form 10-Q quarterly report following execution of this Agreement, file a copy of this Agreement pursuant to its obligations under the United States Securities Exchange Act of 1934, and that the filing thereof shall not be contested by the Parties. The Purchaser and the Seller will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Seller will be informed of the transactions contemplated by this Agreement, and the Purchaser has the right to be present for any such communication.

15.          INSURANCE

15.1         No cover under the Insurance Policies of the Seller or its Affiliates from Closing

15.1.1      The Purchaser acknowledges and agrees that from the Closing Date:

(a)           Except to the extent specifically included in the Acquired Assets, the Business shall not have or be entitled to the benefit of any insurance policy of the Seller or any Affiliate thereof in respect of any event, act or omission, that takes place after the Closing and it shall be the sole responsibility of the Purchaser to ensure that adequate insurances are put in place for the Business with effect from the Closing;

(b)           the Seller shall not be required to maintain any insurance policy for the benefit of the Business; and

(c)           the Purchaser shall not make or be entitled to make or notify a claim with respect to the Business under any  insurance policy in respect of any event, act or omission that occurred prior to the Closing Date.

16.          TERMINATION

16.1         This Agreement may be terminated:

16.1.1      by the mutual written consent of the Parties;

16.1.2      by any Party upon notice to the other Party, in the event that the Conditions Precedent have not been fulfilled by the Long Stop Date, provided that the Party terminating this Agreement is not responsible for the failure of the Condition Precedent to be satisfied;

16.1.3      by any Party if Closing has not occurred by the Closing Date, or by the date to which Closing was postponed to in accordance with Clause 7.4.1(a), provided that the Agreement cannot be terminated under this Clause 16.1.3 by the Party whose fault or breach has caused failure of the Closing to occur;

16.1.4      at any time prior to the Closing Date, by any non-breaching Party upon fifteen (15) days notice to the other Party if the other Party has materially breached any of its warranties or covenants in this Agreement and such breach has not been cured prior to the end of such fifteen (15) day period, or such other Party is the subject of bankruptcy or insolvency.

16.2         Effect of Termination

If this Agreement is terminated pursuant to Clause 16.1, this Agreement and all rights and obligations of the Parties under this Agreement shall automatically end without any Liability against any Party or its Affiliates, except that (a) Clause 14 (Confidentiality),  and this Clause 16.2 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a Party because of the intentional breach of this Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s intentional failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

17.          GOVERNING LAW AND DISPUTE RESOLUTION

17.1         This Agreement, regardless of the place of execution, shall be subject to, governed by and construed in accordance with the laws of India, without regard to the conflict of laws principles under the law of India.

17.2         Any and all disputes, controversies, claims, disagreements or differences (“Disputes”) between or among the Purchaser, on the one hand, and the Seller on the other hand, hereto arising out of or in connection with this Agreement or its performance, including the breach, termination or invalidity thereof, shall, as far as it is possible, be settled amicably through good faith consultation between the Purchaser and the Seller.  If after thirty (30) days of consultation, the Purchaser and the Seller have failed to reach an amicable settlement on any Dispute, then the Purchaser may, upon the delivery of a written notice to the Seller, or the Seller may, upon the delivery of a written notice to the Purchaser, refer such Dispute to final and binding arbitration in accordance with the following terms:

17.2.1      Arbitration shall be conducted in accordance with the LCIA Rules, which Rules are deemed to be incorporated by reference into this Clause.  This Agreement and the rights and obligations of the Purchaser and the Seller shall remain in full force and effect pending the award in such arbitration Proceeding.

17.2.2      The number of arbitrators shall be three (3), of whom the Seller shall appoint one (1) arbitrator and the Purchaser shall appoint one (1) arbitrator. The two (2) arbitrators so appointed shall appoint the third arbitrator.

17.2.3      The arbitration shall be conducted in Singapore and the arbitration Proceedings shall be conducted in English and all documents (including submissions, witness evidence, documentary evidence, legal authorities and correspondence) must be submitted in English or accompanied by English translations paid for by the Party submitting the documents.

17.2.4      The final arbitration award will be in writing and shall specify with reasonable detail the facts of the Dispute and the reasons justifying the tribunal’s decision.  The arbitration award shall be final and binding on the Purchaser and the Seller. The Parties agree that any court proceedings required to be taken to enforce the final arbitration award shall be brought only in the courts in India, and that no Party shall seek to enforce the final arbitration award in any courts outside India.

17.2.5      Nothing shall preclude a Party from seeking interim relief, from any court having jurisdiction to grant the same.  The pursuit of interim relief shall not be a waiver of the duty of the Purchaser and the Seller to pursue any remedy through the arbitration process described in this Clause..

17.2.6      Each Party shall bear its own costs and expenses incurred in connection with any Dispute and/or arbitration.

18.          MISCELLANEOUS

18.1         Further Assurances

18.1.1      The Seller and the Purchaser shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as either of the Seller or the Purchaser may reasonably require to transfer the Business to the Purchaser and to give each of them the full benefit of this Agreement.

18.1.2                  If at any time after the Closing Date it is found that any right, title or interest in any Acquired Asset is held by the Seller:

(a)                                  the Seller shall notify the Purchaser in writing as soon as practicable after such matters come to its knowledge and transfer as soon as practicable thereafter such right, title or interest to the Purchaser for no additional consideration with effect from the Closing Date;

(b)                                 the Seller shall unconditionally do all such further acts and things as are commercially reasonable and shall execute such documents as may be necessary to effect validly the transfer and vest such component of the Business (or part thereof) in the Purchaser with effect from the Closing Date;

(c)                                  the Seller shall hold such component of the Business (or part thereof), or relevant interest in therein, in trust for the Purchaser until such time as the transfer is validly effected to vest the relevant interest in the asset in the Purchaser with effect from the Closing Date.

18.1.3                  The Purchaser shall retain for six (6) years or for such shorter or longer period as is prescribed under applicable Indian laws, from the Closing Date, the Books to the extent they relate to the period prior to the Closing Date and shall allow the Seller reasonable access to such Books, including the right to take copies, at the Seller’s expense.

18.2                           Entire Agreement

18.2.1                  This Agreement contains the entire agreement between the Parties relating to the subject matter of this Agreement at the Effective Date to the exclusion of any terms implied by Law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

18.2.2                  The Purchaser acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

18.2.3                  Except in the case of fraud, intentional misrepresentation or deliberate non-disclosure, the Purchaser agrees and acknowledges that its only right and remedy in relation to any warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies.

18.2.4                  For the purposes of this Clause 18.2, “this Agreement” shall include all documents entered into pursuant to this Agreement.

18.3                           Reasonableness

18.3.1                  Each Party confirms it has received independent legal advice relating to all the matters provided for in this Agreement and agrees that the provisions of this Agreement (including all documents entered into pursuant to this Agreement) are fair and reasonable.

18.4                           Assignment

18.4.1                  Except as otherwise expressly provided in this Agreement, neither Party may without the prior written consent of the other, assign, grant any security interest over, hold on trust or otherwise transfer or delegate the benefit or the burden of the whole or any part of this Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

18.5                           Variation

18.5.1                  No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

18.6                           Costs

18.6.1                  The Seller shall bear all costs incurred by it in connection with the preparation and negotiation of and entry into this Agreement and the sale of the Business.

18.6.2                  The Purchaser shall bear all such costs incurred by it in connection with the preparation and negotiation of and entry into this Agreement and the purchase of the Business, including all bank charges towards remittance of the Agreed Price.

18.7                           Taxes

18.7.1                  The Seller shall bear the cost of all Taxes in all jurisdictions associated with and/or incurred as a result of the operation of the Business prior to the Closing Date of this Agreement.

18.7.2                  All direct Taxes payable relating to or arising out of this Agreement shall be to the account of and borne by the Seller. All transfer, stamp duty, documentary, registration and related charges and fees incurred in connection with the acquisition of the Business per Clause 2 of this Agreement shall be borne by the Purchaser, and both Parties shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax laws and in accordance with the terms of this Agreement.

18.7.3                  Without limiting the scope of Clauses 9.1.2(e) and 18.7.1, the Seller will indemnify and hold harmless the Purchaser from and against any and all Losses suffered by the Purchaser, which arise out of, result from or are in connection with those indirect Tax items set forth in Schedule 18.7.3 and which arise out of or relate to the operation of the Business or ownership of the Acquired Assets prior to the Closing. With respect to those items set forth in paragraphs 1 and 2 of Schedule 18.7.3, which are being disputed by the Seller with the relevant Tax authorities, (the “Current Indirect Tax Disputed Items”), the Seller shall, at its own expense, take such steps as are required (and will engage external consultants and legal advisors as required) for the resolution of any cases that are on-going at Closing in connection with the Current Indirect Tax Disputed Items and shall to the extent permitted appeal any determinations of applicable Governmental Authorities in connection therewith that would result in any increase in the VAT and excise duty payable in connection with the Business.

18.7.4                  If, at any time prior to, on or after Closing, a final, non-appealable determination of a relevant Governmental Authority is made such that the VAT or excise duty, as applicable, payable in connection with the Business is thereafter increased, then, if such determination is in connection with paragraph 1 of Schedule 18.7.3, the Seller shall pay to the Purchaser the Rupee equivalent of US$130,000, and if such determination is in connection with paragraph 2 of Schedule 18.7.3, the Seller shall pay to the Purchaser the Rupee equivalent of US$332,000. Any such payment shall be made by wire transfer of immediately available funds within five Business Days after the later of (a) the date of the relevant determination of the Governmental Authority in terms of this Clause 18.7.4 and (b) the Closing Date, to an account designated by the Seller. The conversion from Dollars to Rupees for purposes of the foregoing shall be made using the conversion rate therefor published by the Reserve Bank of India, via its website at www.rbi.org.in, on the Business Day that the relevant determination is made by such Governmental Authority. The Parties acknowledge and agree that any payment pursuant to this Clause 18.7.4 represents a liquidated sum calculation of the negative impact to the Business arising from increased VAT or excise duty burden, as applicable.

18.7.5                  The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax return, amended Tax return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit, refund claim or other Proceeding in respect of Taxes or to permit the Purchaser or any of the Purchaser’s Affiliates to make representations to or furnish information to parties subsequently desiring to purchase any party of the Acquired Assets or the Business from the Purchaser. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Clause. The Seller and the Purchaser shall retain all Tax returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Acquired Assets or the Business for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax returns and other documents relate, without regard to extensions and (ii) six years following the due date (without extension) for such Tax returns. Any information obtained under this Clause shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax returns or claims for refund or in conducting an audit or other Proceeding.

18.8                           Notices

18.8.1                  Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(a)                                  in English;

(b)                                 in writing;

(c)                                  delivered by hand, facsimile transmission, or courier through an internationally recognised courier Seller. When any notice is sent via facsimile transmission, a copy of the notice should also be delivered by registered post.

18.8.2                  A Notice to the Seller or the Seller Parent shall be sent to the following addresses, or such other Person or address as the Seller may notify to the Purchaser from time to time:

To the Seller:

Thapar House,

124 Janpath,

New Delhi - 110 001

For the attention of:

Mr. Rajeev Vederah,

Chairman,

Solaris Chemtech Industries Limited

Fax: +91-11-23368729

18.8.3                  A Notice to the Purchaser or the Purchaser Parent shall be sent to the following address, or such other Person or address as the Purchaser may notify to the Seller from time to time:

C/o Chemtura Corporation

199 Benson Road

Middlebury, Connecticut 06749

United States of America

Fax: +1 203 573 3118

For the attention of: General Counsel

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP

300 East Randolph Street

Chicago, Illinois, 60601

United States of America

Facsimile: +1 312 698 2702

Attention:  Edward J. West, Esq.

18.8.4                  A Notice shall be effective upon receipt and shall be deemed to have been received:

(a)                                  if delivered by hand or courier, on delivery; or

(b)                                 if sent by courier or registered post, 6 (six) Business Days after delivering it to the courier Seller or the postal authorities, as the case may be.

18.9                           Invalidity and Severability

18.9.1                  If for any reason whatsoever any provision in this Agreement is or becomes, or is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

18.9.2                  To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 18.9.1, such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, shall be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 18.9.1, not be affected and the Parties shall take all steps to replace such section/ provision of this Agreement with appropriate provision reflecting the understanding of the Parties.

18.10                     Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Parties may enter into this Agreement by signing any one or more of such originals or counterparts. The delivery of signed counterparts by facsimile transmission or electronic mail in “portable document format” (“.pdf”) shall be as effective as signing and delivering the counterpart in person.

18.11                     No Agency

The Parties agree that nothing in this Agreement shall be in any manner interpreted to constitute an agency for and on behalf of any other Party.

18.12                     Waiver

Save and except as otherwise provided in this Agreement, the waiver of any default or breach under this Agreement by any Party shall not constitute a waiver of the right to terminate this Agreement or otherwise exercise rights or remedies for any subsequent default of a similar nature or under any other terms and conditions of this Agreement.

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IN WITNESS WHEREOF, each of the Seller, the Seller Parent and the Purchaser Parent has executed this Agreement as of the day, month and year above first written.

For SOLARIS CHEMTECH INDUSTRIES LIMITED

By:

Name:	Rajeev Vedera

Title:	Chairman

In the presence of:

By:

Name:

For AVANTHA HOLDINGS LIMITED

By:

Name:	Gautam Thapar

Title:	Executive Chairman

In the presence of:

By:

Name:

For CHEMTURA CORPORATION

By:

Name:	Craig A. Rogerson

Title:	Chairman, President and Chief Executive Officer

In the presence of:

By:

Name: